Exhibit 10.6

EXECUTION

CREDIT AGREEMENT

Dated as of January 7, 2011

among

PERFUMANIA HOLDINGS, INC.,

as the Lead Borrower

The Other Borrowers Named Herein

The Guarantors Named Herein

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent, Swing Line Lender,

The Lenders Party Hereto

BANK OF AMERICA, N.A.,

as Syndication Agent

REGIONS BANK

and

RBS BUSINESS CAPITAL, a division of

RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA

as Co-Documentation Agents

and

WELLS FARGO CAPITAL FINANCE, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES		77

5.01	Existence, Qualification and Power	77
5.02	Authorization; No Contravention	77
5.03	Governmental Authorization; Other Consents	77
5.04	Binding Effect	77
5.05	Financial Statements; No Material Adverse Effect	78
5.06	Litigation	78
5.07	No Default	79
5.08	Ownership of Property; Liens	79
5.09	Environmental Compliance	79
5.10	Insurance	80
5.11	Taxes	80
5.12	ERISA Compliance	80
5.13	Subsidiaries; Equity Interests	81
5.14	Margin Regulations; Investment Company Act;	81
5.15	Disclosure	82
5.16	Compliance with Laws	82
5.17	Intellectual Property; Licenses, Etc.	82
5.18	Labor Matters	82
5.19	Security Documents	83
5.20	Solvency	84
5.21	Deposit Accounts; Credit Card Arrangements	84
5.22	Brokers	84
5.23	Customer and Trade Relations	84
5.24	Material Contracts	84
5.25	Casualty	84
5.26	Interrelated Business	84

ARTICLE VI AFFIRMATIVE COVENANTS		85

6.01	Financial Statements	85
6.02	Certificates; Other Information	86
6.03	Notices	88
6.04	Payment of Obligations	89
6.05	Preservation of Existence, Etc.	89
6.06	Maintenance of Properties	90
6.07	Maintenance of Insurance	90
6.08	Compliance with Laws	91
6.09	Books and Records; Accountants	91
6.10	Inspection Rights	91
6.11	Use of Proceeds	92
6.12	Additional Loan Parties	92
6.13	Cash Management	93
6.14	Information Regarding the Collateral	94
6.15	Physical Inventories	94
6.16	Environmental Laws	95
6.17	Further Assurances	95
6.18	Compliance with Terms of Leaseholds	96
6.19	Material Contracts	96
6.20	Designation as Senior Debt	96

(ii)

ARTICLE VII NEGATIVE COVENANTS		96

7.01	Liens	96
7.02	Investments	96
7.03	Indebtedness; Disqualified Stock	96
7.04	Fundamental Changes	97
7.05	Dispositions	97
7.06	Restricted Payments	97
7.07	Prepayments of Indebtedness	98
7.08	Change in Nature of Business	98
7.09	Transactions with Affiliates	98
7.10	Burdensome Agreements	98
7.11	Use of Proceeds	98
7.12	Amendment of Material Documents	99
7.13	Fiscal Year	99
7.14	Deposit Accounts; Credit Card Processors	99
7.15	Financial Covenants	99
7.16	Inactive Subsidiaries	99

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		100

8.01	Events of Default	100
8.02	Remedies Upon Event of Default	103
8.03	Application of Funds	103

ARTICLE IX ADMINISTRATIVE AGENT		105

9.01	Appointment and Authority	105
9.02	Rights as a Lender	105
9.03	Exculpatory Provisions	106
9.04	Reliance by Agents	106
9.05	Delegation of Duties	107
9.06	Resignation of Agents	107
9.07	Non-Reliance on Administrative Agent and Other Lenders	108
9.08	No Other Duties, Etc.	108
9.09	Administrative Agent May File Proofs of Claim	108
9.10	Collateral and Guaranty Matters	109
9.11	Notice of Transfer	109
9.12	Reports and Financial Statements	110
9.13	Agency for Perfection	110
9.14	Indemnification of Agents	111
9.15	Relation among Lenders	111
9.16	Defaulting or Deteriorating Lender	111
9.17	Syndication Agent; Co-Documentation Agent and Co-Lead Arrangers	112

ARTICLE X MISCELLANEOUS		112

10.01	Amendments, Etc.	112
10.02	Notices; Effectiveness; Electronic Communications	114
10.03	No Waiver; Cumulative Remedies	116
10.04	Expenses; Indemnity; Damage Waiver	116

(iii)

10.05	Payments Set Aside	117
10.06	Successors and Assigns	118
10.07	Treatment of Certain Information; Confidentiality	121
10.08	Right of Setoff	122
10.09	Interest Rate Limitation	122
10.10	Counterparts; Integration; Effectiveness	122
10.11	Survival	123
10.12	Severability	123
10.13	Replacement of Lenders	123
10.14	Governing Law; Jurisdiction; Etc.	124
10.15	Waiver of Jury Trial	125
10.16	No Advisory or Fiduciary Responsibility	125
10.17	USA PATRIOT Act Notice	126
10.18	Foreign Asset Control Regulations	126
10.19	Time of the Essence	126
10.20	Press Releases	126
10.21	Additional Waivers	127
10.22	No Strict Construction	128
10.23	Attachments	128

(iv)

EXHIBITS
A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Note
C-2	Form of Swing Line Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Customs Broker Agreement
G	Form of Borrowing Base Certificate
H	Form of Credit Card Notification

SCHEDULES
1(I)	Inactive Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

(v)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 7, 2011, among Perfumania Holdings, Inc., a Florida corporation (sometimes referred to herein as the “Parent” or “Lead Borrower”), Quality King Fragrance, Inc., a Delaware corporation (“QKF”), Scents of Worth, Inc., a Florida corporation (“SOW”), Five Star Fragrance Company, Inc., a New York corporation (“Five Star”), Northern Group, Inc., a New York corporation (“Northern”), Perfumania, Inc., a Florida corporation (“Perfumania”), Magnifique Parfumes and Cosmetics, Inc., a Florida corporation (“Magnifique”), Ten Kesef II, Inc., a Florida corporation (“Ten Kesef”), Perfumania Puerto Rico, Inc., a Puerto Rico corporation (“Perfumania PR”) and Perfumania.com, Inc., a Florida corporation (“Perfumania.com” and together with Parent, QKF, SOW, Five Star, Northern, Perfumania, Magnifique, Ten Kesef and Perfumania PR, each a “Borrower” and collectively, the “Borrowers”), the Guarantors (as hereinafter defined), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender, Bank of America, N.A., as Syndication Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA, as Co-Documentation Agents, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer (as hereinafter defined) has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to twenty-five percent (25%) of the Borrowing Base. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded twenty-five percent (25%) of the Borrowing Base for ninety (90) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.18.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15.

“Adjusted LIBO Rate” means:

(a) for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b) for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is three (3) months thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each fiscal quarter commencing with the fiscal quarter beginning July 31, 2011.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advances to Suppliers” means the amounts, net of reserves (such reserves not to exceed $5,000,000 in the aggregate for all Borrowers at any time), outstanding at any time, as determined in accordance with GAAP, advanced by a Borrower to a supplier as prepayments for Inventory, without deduction or setoff for any sums owed by such Borrower to such supplier.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (and if that Person is an individual, including any member of the Family Group, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent, and collectively means both of them.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $225,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Commitment Fee Percentage” means:

(a) From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the grid below; and

(b) From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Commitment Fee Percentage shall be determined from the following grid based upon the Average Total Outstandings as of the Fiscal Quarter ended immediately preceding such Adjustment Date;

Level	Average Total Outstandings for the immediately preceding Fiscal Quarter:	Applicable Commitment Fee Percentage
I	Greater than or equal to 66.67% of the Aggregate Commitments	0.500%
II	Less than 66.67% of the Aggregate Commitments but greater than or equal to 33.33% of the Aggregate Commitments	0.625%
III	Less than 33.33% of the Aggregate Commitments	0.750%

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a) From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b) From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, that, notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further that if any financial statements used in the calculation of Average Daily Availability or any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin	Letter of Credit Fee
I	Equal to or greater than $50,000,000	2.50%	1.50%	2.50%
II	Less than $50,000,000 but greater than or equal to $25,000,000	2.75%	1.75%	2.75%
III	Less than $25,000,000	3.00%	2.00%	3.00%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means collectively, Wells Fargo and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements (2009)” means the audited consolidated balance sheet of Parent and its Subsidiaries for the Fiscal Year ended January 30, 2010, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of: (a) the Loan Cap, minus (b) the aggregate unpaid balance of Credit Extensions to, or for the account of, the Borrowers. In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Administrative Agent that all accounts payable and Taxes are being paid on a timely basis.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its good faith discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) Customer Deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Collateral Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (xi) Bank Products Reserves; and (xii) royalties payable in respect of licensed merchandise.

“Average Total Outstandings” means the daily average aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations during the immediately preceding Fiscal Quarter.

“Average Daily Availability” shall mean the average daily Availability for the immediately preceding Fiscal Quarter.

“Bank Products” means any services of facilities provided to any Loan Party by any Agent or any Lender or any of their respective Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, and (d) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding any factoring services.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its good faith discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate (which rate shall be calculated based upon an Interest Period of three (3) months) plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.13(a)(iii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by eighty-five percent (85%); plus

(b) the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto), multiplied by eighty-five percent (85%); plus

(c) the lesser of (i) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of eighty-five percent (85%) multiplied by the Appraised Value of Eligible Inventory, or (ii) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by eighty-five percent (85%); minus

(d) the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G hereto (with such changes therein as may be required by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business” means the sale and distribution of designer perfumes and fragrances and other related products.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Collateral Agent (as the Collateral Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Management Reserves “ means such reserves as the Administrative Agent, from time to time, determines in its good faith discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by any Agent or any Lender or any of their respective Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, and (f) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert (other than Persons who have fifty percent (50%) or more of such combined voting power as of the date hereof) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing fifty percent (50%) or more of the combined voting power of such securities; or

(d) Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Collateral Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Co-Documentation Agents” means Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agents executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate (other than Stores) leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) waives, releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate (other than Stores), and (v) makes such other agreements with the Collateral Agent as the Agents may reasonably require.

“Collateral Agent” means Wells Fargo, acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to 2.01(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(b).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Deferred Financing Costs” means, at any date of determination, an amount equal to the portion of the deferred financing costs reflected as an asset on the Borrowers’ consolidated balance sheet for amortization over the term of the credit facility hereunder that was deducted in the calculation of Consolidated Net Income for the most recently completed Measurement Period other than as Consolidated Interest Charges, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to (a) the Consolidated Net Income of Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, including Consolidated Deferred Financing Costs (in each case of or by Parent and its Subsidiaries for such Measurement Period), minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Parent and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period, minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, to (b) the sum of (i) Debt Service Charges, plus (ii) the aggregate amount of all Restricted Payments, in each case, of or by Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, plus (b) all interest paid or payable with respect to discontinued operations, plus (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, minus (d) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that the foregoing shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person that is not a Subsidiary of Parent during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income (or loss) of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income (or loss) is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, with cost being determined on a weighted average basis, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 5.21(b) hereto.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by Agents.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each Agent, (iii) each L/C Issuer, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agents, (B) outside consultants for the Agents, (C) appraisers, (D) field examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided, that, such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, (c) layaway obligations of the Borrowers, and (d) liabilities in connection with frequent shopping programs of the Borrowers.

“Customer Deposits” means deposits made by customers with respect to the purchase of goods or the performance of services.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit F among a Borrower, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“Dated Account” means an Account of a Borrower that has been outstanding more than sixty (60) days from its due date or more than ninety (90) days from its invoice date pursuant to a specific dating program disclosed to Agent and created in the ordinary course of such Borrower’s business.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges scheduled to be paid (whether or not actually paid) for such Measurement Period, plus (b) principal payments scheduled to be paid (whether or not actually paid) on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) two percent (2%) per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the L/C Issuer or the Swing Line Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Dilution Reserve” means, for any period, that percentage reasonably determined by the Administrative Agent by (i) dividing (A) the amount of charge-offs of Eligible Trade Receivables and returns of goods purchased from the Borrowers during such period which had, at the time of sale, resulted in the creation of an Eligible Trade Receivable, by (B) the amount of sales (exclusive of sales and other similar taxes) of the Borrowers during such period and thereafter and (ii) deducting a percentage to be determined by the Administrative Agent in its good faith discretion, but which shall initially be three and three-tenths percent (3.3%) (but in no event shall the Dilution Reserve be less than zero).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests but excluding Inventory sold in the ordinary course of business) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or any holder of Subordinated Indebtedness.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable of a Borrower (other than Five Star and SOW) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Administrative Agent in its discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrowers to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Administrative Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Collateral Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such Credit Card Processor;

(f) Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent; or

(j) Credit Card Receivables which the Administrative Agent determines in its discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Administrative Agent may determine.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower (other than SOW) that are finished goods, merchantable and readily saleable to the public in the ordinary course of such Borrower’s business deemed by the Administrative Agent in its discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, (a) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (b) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent, in its discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) Inventory that is not located in the United States of America (excluding territories or possessions of the United States other than the Commonwealth of Puerto Rico) at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, (ii) to the extent that the Borrowers have furnished the Administrative Agent with (A) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent; provided, that, the aggregate Cost of all Inventory located at Stores in Puerto Rico eligible for inclusion in the calculation of the Borrowing Base shall not exceed $10,000,000;

(d) Inventory that is located in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Collateral Agent a Collateral Access Agreement;

(e) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, (iv) are work in process, raw materials, or constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, in each case other than Finished SKU Inventory, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent;

(g) Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j) Inventory subject to any patent or trademark license requiring the payment of royalties or fees in an aggregate amount for all such Inventory in excess of $15,000,000; provided, that, Agent may establish such related Reserves as it determines in its good faith discretion; or

(k) Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Collateral Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent and establishes an Inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents.

“Eligible Trade Receivables” means Accounts deemed by the Administrative Agent in its discretion to be eligible for inclusion in the calculation of the Borrowing Base arising from the sale of Inventory (other than those consisting of Credit Card Receivables) of a Borrower (other than Five Star and SOW) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to such Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Administrative Agent in its discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (t) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Administrative Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a) Accounts that are not evidenced by an invoice;

(b) Accounts that have been outstanding for more than ninety (90) days from the date of their original invoice date or more than sixty (60) days past the due date, or, if the Account is a Dated Account, the Account is not paid within the earlier of thirty (30) days following its due date or one hundred fifty (150) days following its original invoice date; provided, that, the aggregate amount of all Dated Accounts included in the Borrowing Base shall not in any event exceed $5,000,000;

(c) Accounts due from any account debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by the account debtor are ineligible under the other criteria set forth in this definition;

(d) Accounts (i) that are not subject to a perfected first priority security interest in favor of the Collateral Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents);

(e) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(f) Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars;

(g) Accounts which are owed by any account debtor whose principal place of business is not within the continental United States, the Commonwealth of Puerto Rico or Canada unless, at Agent’s option, if: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuing bank has been notified of and agreed in writing to the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(h) Accounts which are owed by any Affiliate or any employee of a Loan Party;

(i) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agents have not been duly obtained, effected or given and are not in full force and effect;

(j) Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k) Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(l) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom, but the portion of the Accounts owing by such Person in excess of the amount owing by such Borrower to such Person pursuant to such manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements may be deemed Eligible Accounts;

(m) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back, but the portion of the Accounts owing by such Person in excess of the amount of such right of return, set off or charge back may be deemed Eligible Accounts;

(n) Accounts payable other than in Dollars or that are otherwise on terms other than those normal and customary in the Loan Parties’ business;

(o) Accounts evidenced by a promissory note or other instrument;

(p) Accounts consisting of amounts due from vendors as rebates or allowances;

(q) Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(r) to the extent such Account, together with all other Accounts owing by such account debtor and its Affiliates (other than Wal-Mart Stores, Inc. and its Affiliates) determined by Administrative Agent in its good faith discretion as of any date of determination exceeds twenty percent (20%) of all Eligible Trade Receivables in the Borrowing Base or in the case of Wal-Mart Stores, Inc. and its Affiliates, twenty-five percent (25%) of all Eligible Accounts in the Borrowing Base; or

(s) Accounts which constitute Credit Card Receivables.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excess Swing Line Loans” has the meaning set forth in Section 2.14(a).

“Excluded Taxes” means, with respect to the Agents, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a).

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 11, 2008, as heretofore amended, by and among certain of the Borrowers, certain of the Guarantors, General Electric Capital Corporation, as Agent and Collateral Agent, and a syndicate of lenders.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty, dated as of the Closing Date, by the Guarantors in favor of the Agents and the other Credit Parties, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Factored Receivables” means any Accounts of a Loan Party which have been factored or sold by an account debtor of a Loan Party to Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise.

“Family Group” means (a) with respect to any individual, such individual and his or her spouse, parents, siblings, children, grandchildren, nephews, nieces, heirs, legatees, lineal descendants, executors, administrators, and other representatives, and (b) any trust, family partnership or similar investment entity of which any of the foregoing Persons are trustee(s), managing member(s), managing partner(s) or similar officer(s) and/or that is for the benefit of any of the foregoing Persons as long as one or more of such Persons has the exclusive or joint right to control the voting and disposition of securities held by such trust, family partnership or similar investment entity.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Engagement Letter, dated October 28, 2010, among the Lead Borrower, the Administrative Agent and Wells Fargo Capital Finance, LLC.

“Finished SKU Inventory” means finished Inventory of a Borrower with stock-keeping units (SKU’s) that have not been placed in final outside packaging as to which (a) the applicable Borrower has set aside on its books, adequate reserves in accordance with GAAP or (b) a reserve is reflected in the determination of the Appraised Value, in each case without duplication with respect to the cost of final outside packaging with respect thereto.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on or about the last day of each January, April, July and October of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on or about January 31 of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Fee” has the meaning assigned to such term in Section 2.03(j).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the following (together with their successors and assigns): Aladdin Fragrances, Inc., a New York corporation, Niche Marketing Group, Inc., a New York corporation, Model Reorg Acquisition, LLC, a Delaware limited liability company, and each other direct or indirect Subsidiary of Parent or (other than any CFC) that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Inactive Subsidiaries” shall mean, collectively, (a) each Subsidiary of Parent listed on Schedule 1(I) hereto and (b) a Subsidiary of Parent designated in writing by Lead Borrower to Administrative Agent after the date hereof as an Inactive Subsidiary and agreed to by Administrative Agent, provided, that, (i) such Subsidiary so designated after the date hereof shall only be considered an Inactive Subsidiary to the extent that the representations with respect thereto set forth in Section 5.13(b) hereof are true and correct with respect thereto and Administrative Agent shall have received such evidence thereof as it may reasonably require and (ii) such Subsidiaries are sometimes referred to herein collectively as “Inactive Subsidiaries”.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the stated due date for such trade account payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) All Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, granting a Lien in the Intellectual Property and certain other assets of the Loan Parties, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided, that,

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s good faith discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s good faith discretion, include (but are not limited to) reserves based on:

(a) Obsolescence;

(b) Seasonality;

(c) Shrink;

(d) Imbalance;

(e) Change in Inventory character;

(f) Change in Inventory composition;

(g) Change in Inventory mix;

(h) Markdowns (both permanent and point of sale);

(i) Retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j) Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) an Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Collateral Agent in any of the Collateral; as of the Closing Date those states are Pennsylvania, Virginia, and Washington.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent in its discretion), and (b) any other Lender selected by the Administrative Agent in its discretion. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under 3.14 of the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Administrative Agent or any of its Affiliates, each as amended and in effect from time to time; provided, that, for purposes of the definition of “Material Adverse Effect” and Article VII, “Loan Documents” shall not include agreements relating to Cash Management Services and Bank Products.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of Borrowers, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document, (d) a material adverse effect on the Collateral or Collateral Agent’s Liens securing the Obligations or the priority of such Liens, or (e) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract (other than leases for Stores) to which such Person is a party (a) involving aggregate consideration payable to or by such Person of (i) $25,000,000 or more in any Fiscal Year in the case of (A) an individual purchase order or (B) multiple purchase orders issued pursuant to the same agreement or (ii) $5,000,000 or more in the case of any other contract or (b) otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $500,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means January 7, 2015.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently ended period of twelve (12) consecutive Fiscal Months for which Administrative Agent has received financial statements of Parent and its Subsidiaries in accordance with the terms of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and (b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (a) a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Nussdorf Convertible Note” means the Subordinated Convertible Note, dated as of December 9, 2004, by Parent in favor of Stephen Nussdorf and Glenn Nussdorf in the original principal amount of $5,000,000, as amended by that certain Amendment to Subordinated Convertible Note dated as of April 28, 2006, that certain Note and Subordination Amendment Agreement dated as of May 26, 2009 and as the same may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Nussdorf Convertible Note Subordination Agreement” means the Subordination Agreement dated of even date herewith, by and between Administrative Agent and Stephen Nussdorf and Glenn Nussdorf, as the same now exists or may hereafter be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Nussdorf Sibling Notes” means collectively, (a) the Amended and Restated Subordinated Promissory Note, dated of even date herewith, by Model in favor of the Glenn Nussdorf 10-Year Grantor

Retained Annuity Trust Dated 11/1/98 in the original principal amount of $7,388,212.15, (b) the Amended and Restated Subordinated Promissory Note, dated of even date herewith, by Model in favor of the Glenn Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 in the original principal amount of $11,067,018.85, (c) the Amended and Restated Subordinated Promissory Note, dated of even date herewith, by Model in favor of the Stephen Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98 in the original principal amount of $7,388,212.15, (d) the Amended and Restated Subordinated Promissory Note, dated of even date herewith, by Model in favor of the Stephen Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 in the original principal amount of $11,067,018.85, (e) the Amended and Restated Subordinated Promissory Note, dated of even date herewith, by Model in favor of the Arlene Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98 in the original principal amount of $7,388,212.15 and (f) the Amended and Restated Subordinated Promissory Note, dated of even date herewith, by Model in favor of the Arlene Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 in the original principal amount of $11,067,018.85, as the same now exist or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Nussdorf Sibling Subordination Agreement” means the Subordination Agreement dated of even date herewith, by and between Administrative Agent and Glenn Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Glenn Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, Stephen Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Stephen Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, Arlene Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Arlene Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, as the same now exists or may hereafter be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with any Lender or any of their respective Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time; and (b) any liability with respect to Factored Receivables.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that

(a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment,

(b) on the date of such transaction or payment, using the Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such transaction or payment with respect thereto, Availability shall be not less than the greater of (i) 25% of the Borrowing Base after giving pro forma effect to such transaction or payment as if such transaction or payment had been made or (ii) $25,000,000,

(c) after giving effect to such transaction or payment but prior to any such proposed transaction or payment with respect thereto being made, Administrative Agent shall have received from Lead Borrower projections reasonably satisfactory to the Administrative Agent demonstrating that projected average Availability for each fiscal month at all times during the six (6) month period immediately succeeding any such transaction or payment shall be not less than the greater of (i) 25% of the Borrowing Base after giving pro forma effect to such transaction or payment as if such transaction or payment had been made or (ii) $25,000,000, and

(d) the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, calculated on a pro forma basis, shall be equal to or greater than 1.10:1.00 for the most recently ended Measurement Period after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such Measurement Period.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Parent or any ERISA Affiliate or to which Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perishable Inventory” means inventory consisting of meat, dairy, cheese, seafood, produce, prepared meals, delicatessen, non-artificial floral products and bakery goods and other similar categories of Inventory which have a short shelf life.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) No Default then exists or would arise from the consummation of such Acquisition;

(b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law, unless Agent waives compliance with this condition;

(c) The Lead Borrower shall have furnished the Administrative Agent with thirty (30) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;

(d) Either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(f) After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(g) Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(h) If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a Borrower hereunder or as a Guarantor, as the Administrative Agent shall determine, and the Collateral Agent shall have received a first priority security and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate and other property of the same nature as constitutes collateral under the Security Documents;

(i) The total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Closing Date shall not exceed in the aggregate the sum of $2,500,000; and

(j) The Loan Parties shall have satisfied the Payment Conditions.

“Permitted Disposition” means any of the following:

(a) dispositions of Inventory in the ordinary course of business;

(b) bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closings and related Inventory dispositions shall not exceed (i) in any Fiscal Year of Parent and its Subsidiaries, more than twenty (20) stores, provided, that, all sales of Inventory not in the ordinary course of business in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; provided, further that all Net Proceeds received in connection therewith are applied to the Obligations in accordance with Section 2.05 hereof;

(c) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided, that, if requested by the Agents, the Agents shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agents;

(e) dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value and dispositions of other Equipment with a book value not exceeding $1,000,000 in the aggregate in any Fiscal Year;

(f) Sales, transfers and dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) the issuance and sale by Lead Borrower of Equity Interests of Lead Borrower after the date hereof; provided, that, (i) Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Lead Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Lead Borrower from such sale, (ii) Lead Borrower shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 7.06 hereof, (iii) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agents and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Equity Interests in effect on the date hereof, (iv) except as Administrative Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Equity Interests shall be paid to Administrative Agent for application to the Obligations in accordance with Section 8.03 hereof and (v) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred; and

(h) Sales, transfers and dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are (i) not overdue or are being contested in compliance with Section 6.04 or (ii) do not in the aggregate secure an aggregate amount of obligations in excess of $250,000;

(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, customs bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of the Collateral Agent;

(j) Landlords’ and lessors’ Liens in respect of rent not in default;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments,

provided, that, such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers, pursuant to the Credit Card Agreements to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks; and

(p) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations not secured by deposits permitted pursuant to paragraph (d) above, (A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) which contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation.

“Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) Without duplication of Indebtedness described in clause (f) of this definition, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof provided, that, the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, provided, however, that, the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $5,000,000 at any time outstanding;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” provided, that, the aggregate Swap Termination Value thereof shall not exceed $5,000,000 at any time outstanding;

(e) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder), provided, that, (A) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations, and (B) the Loan Parties shall cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Collateral Agent;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided, that, such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agents;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) The Subordinated Indebtedness evidenced by the QKD Note, the Nussdorf Convertible Note and the Nussdorf Sibling Notes;

(j) The Obligations; and

(k) Indebtedness not specifically described herein in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or Parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties;

(h) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) comprised of notes payable, or stock or other securities issued by account debtors pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts in the ordinary course of business consistent with past practices;

(i) Advances to Suppliers and Short Term Advances to Suppliers, in each case in accordance with Section 7.15;

(j) Guarantees constituting Permitted Indebtedness;

(k) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $250,000;

(n) Investments constituting Permitted Acquisitions;

(o) Capital contributions made by any Loan Party to another Loan Party; and

(p) other Investments not specifically described herein and not exceeding $250,000 at any time outstanding;

provided, however, that, notwithstanding the foregoing, no such Investments specified in clauses (a) through (e) shall be permitted unless (i) either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c) Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Aggregate Commitments at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided, however, that, the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further, provided, that, in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than an Multi-Employer Plan, established by Parent or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Securities Pledge Amendment, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party;

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party in an amount in excess of $500,000, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent;

(c) The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d) The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e) The receipt by any Loan Party of any Extraordinary Receipts.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offering” means a public offering of the Equity Interests of Parent pursuant to an effective registration statement under the Securities Act of 1933.

“QKD Note” means the Amended and Restated Subordinated Promissory Note dated of even date herewith, by Model in favor of Quality King Distributors, Inc. in the original principal amount of $35,000,000, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“QKD Subordination Agreement” means the Subordination Agreement dated of even date herewith, by and between Administrative Agent and Quality King Distributors, Inc., as the same now exists or may hereafter be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables Reserves” means such Reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s good faith discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, Dilution Reserves.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of: (a) the Borrowing Base, minus (b) the aggregate unpaid balance of Credit Extensions to, or for the account of, the Borrowers. In calculating Required Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Administrative Agent that all accounts payable and Taxes are being paid on a timely basis.

“Required Lenders” means, as of any date of determination, at least two (2) Lenders holding in the aggregate more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two (2) Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment and any payment of management fees (or other fees of a similar nature) by any Person to any holder of an Equity Interest of any Person or any of its Subsidiaries. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent.

“Security Documents” means, collectively, the following: (as the same now exist or may hereafter be amended, modified, supplemented, renewed, restated or replaced): the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement, document or other instrument executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Shrink Reserve” means an amount reasonably estimated by the Agents to be equal to that amount which is required in order that the Shrink reflected in Borrowers’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory.

“Short Term Advances to Suppliers” means Advances to Suppliers, if, and only to the extent that, a Borrower shall receive Inventory shipments within (5) Business Days within from the date on which the Advance to such Supplier was made.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means the Indebtedness of the Loan Parties under the QKD Note, the Nussdorf Sibling Notes and the Nussdorf Convertible Note and any other Indebtedness of the Loan Parties which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subordinated Indebtedness Payment Conditions” means, at the time of determination with respect to any proposed payment in respect of Subordinated Indebtedness, that

(a) no Default or Event of Default then exists or would arise as a result of the making such payment,

(b) on the date of such payment, using the Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment with respect thereto, Availability shall be not less than the greater of (i) 17.5% of the Borrowing Base after giving pro forma effect to such payment as if such payment had been made or (ii) $17,500,000,

(c) after giving effect to such payment, but prior to any such proposed transaction or payment with respect thereto being made, Administrative Agent shall have received from Lead Borrower projections reasonably satisfactory to the Administrative Agent demonstrating that projected average Availability for each fiscal month at all times during the three (3) month period immediately succeeding any such payment shall be not less than the greater of (i) 17.5% of the Borrowing Base after giving pro forma effect to such transaction or payment as if such transaction or payment had been made or (ii) $17,500,000, and

(d) the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, calculated on a pro forma basis, shall be equal to or greater than 1.10:1.00 for each of the twelve (12) months immediately preceding the date of such payment for which the Administrative Agent has received financial statements after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such twelve (12) month period.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means Bank of America, N.A.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII, or (c) the termination of the Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and assigns.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

(e) All references to the term “good faith” used herein when applicable to any Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of any Agent or any Lender alleged by any Borrower or Guarantor at any time.

1.03 Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements (2009), except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided, that, the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii) after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,

(iii) The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b) The following are the Inventory Reserves and Availability Reserves as of the Closing Date:

(i) Shrink Reserve (an Inventory Reserve): An amount equal to one hundred percent (100%) of the liability for shrink reserve reflected on the Borrowers’ consolidated balance sheet as of each month end;

(ii) Rent Reserve (an Availability Reserve): An amount equal to two (2) months’ rent for all of the Borrowers’ leased locations in each Landlord Lien State, other than leased locations with respect to which the Collateral Agent has received a Collateral Access Agreement in form reasonably satisfactory to the Collateral Agent;

(iii) Gift Card Reserve (an Availability Reserve): An amount equal to fifty percent (50%) of the liability for gift card reserves as reflected on Borrowers’ consolidated balance sheet as of each month end; and

(iv) Royalty Reserve (an Availability/Inventory Reserve): An amount equal to the excess, if any, of (A) estimated amounts due or to become due to owners and licensors of trademarks and other intellectual property used by any Borrower resulting from the sale of Inventory in the six (6) months following any date of the determination of the Royalty Reserve over (B) any expenses for such amounts reflected in the Appraised Value of Eligible Inventory.

(c) The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its reasonable discretion to establish, modify or eliminate Reserves upon notice to the Lead Borrower.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. in the case of a LIBO Rate Loan or 2:00 p.m. in the case of a Base Rate Loan on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(d) The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.

(f) The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to LIBO Loans.

(h) The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c).

The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Letter of Credit shall be issued if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 120 days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Lenders have approved such expiry date.

(iii) No Letter of Credit shall be issued without the prior consent of the Administrative Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; provided, that, if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Administrative Agent or L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit and Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such other date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Administrative Agent and the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) such other matters as the Administrative Agent or L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Administrative Agent and the L/C Issuer (H) the Letter of Credit to be amended; (I) the proposed date of amendment thereof (which shall be a Business Day); (J) the nature of the proposed amendment; and (K) such other matters as the Administrative Agent or the L/C Issuer may require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents (including, if requested by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension

Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Administrative Agent or the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the Administrative Agent or the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Administrative Agent shall instruct the L/C Issuer not to permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment. On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of such payment, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, and without regard to whether the conditions set forth in Section 4.02 have been met. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender’s obligation to make Committed Loans to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and without regard to whether the conditions set forth in Section 4.02 have been met.

(d) Repayment of Participations.

(i) If any payment received by the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the Administrative Agent and the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided further, however, that any claim against the L/C Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to cure such dishonor. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 115% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders). The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(h) Applicability of ISP and UCP 600. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a monthly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.12(b) hereof.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer, for its own account, a fronting fee (the “Fronting Fee”) (i) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a monthly basis in arrears. Such Fronting Fees shall be due and payable on the first day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit

Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided, further, that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(d) The Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.13 hereof.

(e) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Cash Proceeds received by a Loan Party on account of a Prepayment Event, provided, that, subject to the terms of this Agreement, amount prepaid may be reborrowed.

(f) Prepayments made pursuant to Section 2.05(c), (d) and (e) above, first, shall be applied the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.06 Termination or Reduction of Commitments. (a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C

Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b) If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, the commitment fee payable pursuant to Section 2.09(a) hereof and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) To the extent not previously paid, the Borrower shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings (exclusive of Swing Line Loans) during the immediately preceding month. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day after the end of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated monthly in arrears.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year (except for Base Rate Loans which shall, so long as it is calculated based on the prime rate, be on the basis of a 365 day year (or 366 days in a leap year) and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day, and further provided, that, for purposes of calculating interest, all principal payments made by or on account of the Borrowers shall be deemed to have been applied to the Loans one (1) Business Day(s) after receipt. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, except that settlements of Swing Line Loans during the months of November and December of each year shall be required to be made by the Swing Line Lender only with respect to those Swing Line Loans in excess of $15,000,000 in the aggregate only (the “Excess Swing Line Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans other than Excess Swing Line Loans) and repayments of Loans (including Swingline Loans other than Excess Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15 Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may, from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided, that, (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Lead Borrower may make a maximum of three (3) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders. In no event shall the fees, interest rate and other compensation offered or paid in respect of additional Commitments or increase in Commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their Commitments and the terms and conditions applicable to the increase in the Aggregate Commitments shall be the same as for the other Obligations.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, the representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified as to materiality or Material Adverse Effect are true and correct on and as of the Increase Effective Date and the representations and warranties that are not so qualified are true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date); provided, that, for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (v) the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (vii) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section.

(f) Effects of Increase. In the event that Borrowers exercise the option to increase the Aggregate Commitments as provided herein, (i) each of the references to “Availability” herein shall be automatically increased so that the ratio of the Availability to the Aggregate Commitments as so increased remains the same as prior to such increase, (ii) the Swing Line Sublimit shall be automatically increased so that the ratio of the Swing Line Sublimit to the Aggregate Commitments as so increased remains the same as prior to such increase, and (iii) Borrowers, may, at their option, request that the Letter of Credit Sublimit be increased so that the ratio of the Letter of Credit Sublimit to the Aggregate Commitments as so increased remains the same as prior to such increase.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that, if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agents, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a the Collateral Agent, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agents, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Administrative Agent determines that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided, that, the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the financial statements for the fiscal quarter ended October 30, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Parent and its Subsidiaries most recently ended prior to the Closing Date, signed by a Responsible Officer of the Lead Borrower;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;

(ix) a payoff letter from the agent for the lenders under the Existing Credit Agreement satisfactory in form and substance to the Administrative Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(x) all releases, terminations and such other documents as Administrative Agent may request to evidence and effectuate the termination by the agent and lenders under the Existing Credit Agreement of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (A) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (B) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(xi) the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(xii) all other Loan Documents, each duly executed by the applicable Loan Parties;

(xiii) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Collateral Agent of all Inventory of the Borrowers, the results of which are satisfactory to the Agents

(xiv) a written report regarding the results of a field examination of the Loan Parties (other than SOW), which shall be satisfactory to the Agents;

(xv) results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Agents) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, and releases or subordination agreements satisfactory to the Agents are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agents for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xvi) (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent, (B) the Credit Card Notifications, and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts, and (D) Collateral Access Agreements as required by the Collateral Agent;

(xvii) evidence that the stated maturities of the Subordinated Indebtedness have been extended to a date that is at least three (3) months after the Maturity Date; and

(xviii) such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.

(b) After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby, and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $25,000,000.

(c) The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended most recently ended prior to the Closing Date, and executed by a Responsible Officer of the Lead Borrower.

(d) The Administrative Agent shall have received and be satisfied with (i) projected monthly balance sheets, income statements, statements of cash flows and Availability of Borrowers and Guarantors for the period through the fiscal year ended on or about January 31, 2012, (ii) projected annual balance sheets, income statements, statements of cash flows and Availability of Borrowers and Guarantors through the fiscal year ended on or about January 31, 2015, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to the Administrative Agent, and an opening pro forma balance sheet for Borrowers and Guarantors in form and substance satisfactory to the Administrative Agent, (iii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by the Administrative Agent, in each case in form and substance satisfactory to Administrative Agent, (iv) copies of satisfactory interim unaudited financial statements for each monthly period ended since the Audited Financial Statements (2009), and (v) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(e) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) There shall not have occurred any default of any Material Contract of any Loan Party (other than a failure to deliver conforming goods, so long as the Account or portion thereof arising in respect of such non-conforming goods shall not be included in Eligible Trade Receivables for purpose of the Borrowing Base).

(g) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(h) All fees required to be paid to the Agents or the Arranger on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(i) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(j) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k) There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Administrative Agent, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the date of such Credit Extension and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date); provided, that, for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent (including, the consent of equity holders or creditors of any Loan Party), exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or any other Person is necessary or required (a) for the grant of the security interest by such Loan Party of the Collateral pledged by it pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) for the exercise by the Agents of the voting or other rights provided for in this Agreement or any other Loan Document or (c) for the exercise by the Agents of the remedies in respect of the Collateral pursuant to the Loan Documents except, in each case, for (i) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof), (ii) such consents which have been obtained or made prior to the date hereof and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (2009) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated and consolidating balance sheet of the Parent and its Subsidiaries dated October 30, 2010, and the related Consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Material Indebtedness.

(c) Since the date of the Audited Financial Statements (2009), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements (2009) that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a Consolidated basis.

(e) The Consolidated and consolidating forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance. Such forecasted balance sheets and statements of income and cash flow are not guaranties of future performance, and actual results may differ from such forecasted balance sheets and statements of income and cash flow.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and since the Closing Date, there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract (other than a failure to deliver conforming goods, so long as the Account or portion thereof arising in respect of such non-conforming goods shall not be included in Eligible Trade Receivables for purpose of the Borrowing Base) or any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties and each of their Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries consisting of Liens permitted by clause (g) of the definition of Permitted Encumbrances, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date consisting of Indebtedness permitted under clause (a) of the definition of Permitted Indebtedness, showing as of the date hereof the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance. (a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, (i) none of the properties (other than leased properties at which Stores of the Borrowers currently are or formerly were located) currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property (other than leased properties at which Stores of the Borrowers currently are located) currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property (other than leased properties at which Stores of the Borrowers formerly were located) formerly owned or operated by any Loan Party or Subsidiary thereof; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise set forth on Schedule 5,09, (i) no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property (other than leased premises at which Stores are or were formerly located) currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.10 Insurance. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests.

(a) The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

(b) The Inactive Subsidiaries do not have any material liabilities, are not engaged in any business or commercial activities, do not own any assets with a book value of more than $100,000 in the aggregate and are not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness or other material obligations.

5.14 Margin Regulations; Investment Company Act;

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Such projected financial information is not a guaranty of future performance, and actual results may differ from such projected financial information.

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, individually and collectively, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.

There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Pledge Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement) consisting of Pledged Securities and Intercompany Notes (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the Pledged Securities (as defined in the Security Agreement) have been delivered to the Collateral Agent (together with stock powers or other appropriate instruments of transfer executed in blank form). The Collateral Agent has a fully perfected first priority Lien on, and security interest in, to and under all right, title and interest of each pledgor thereunder in such Collateral, and such security interest is in each case prior and superior in right and interest to any other Person.

(b) The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control,” (as defined in the UCC) the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person.

(c) When the Intellectual Property Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

5.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract (other than a failure to deliver conforming goods, so long as the Account or portion thereof arising in respect of such non-conforming goods shall not be included in Eligible Trade Receivables for purpose of the Borrowing Base) and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 Interrelated Business. Other than the Inactive Subsidiaries, Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Certain Borrowers and Guarantors render services to or for the benefit of certain other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of certain others, make loans, advances and provide other financial accommodations to or for the benefit of certain other Borrowers and Guarantors, and provide administrative, marketing, payroll and management services to or for the benefit of the certain Borrowers and Guarantors. Certain Borrowers and Guarantors have the same chief executive office. Borrowers and Guarantors have certain centralized accounting and legal services, and certain common officers and directors.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of Parent (commencing with the Fiscal Year ended on or about January 29, 2011), a Consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and which shall not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit and (ii) an opinion of such Registered Public Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2 expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object; and such consolidating statements to be certified by a Responsible Officer of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent and its Subsidiaries;

(b) as soon as available, but in any event within fifty (50) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Parent (commencing with the Fiscal Quarter ended on or about April 30, 2011), a Consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of Parent’s Fiscal Year then ended, setting forth in each case in comparative form the consolidated figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (ii) the corresponding Fiscal Quarter of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of Parent as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent and its Subsidiaries;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of Parent or, in the case of any Fiscal Month end that is the end of a Fiscal Quarter, fifty (50) days after the end of such Fiscal Month (commencing with the Fiscal Month ended on October 30, 2010), a consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of Parent’s Fiscal Year then ended, setting forth in each case in comparative form the consolidated figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (ii) the corresponding Fiscal Month of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Parent as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of Parent and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent and its Subsidiaries;

(d) as soon as available, but in any event no more than forty-five (45) days after the end of each Fiscal Year of Parent, forecasts prepared by management of Parent, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c), commencing with the delivery of the financial statements for the Fiscal Month ended January 29, 2011, a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP, and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(b) fifteen (15) days after the end of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided, that, at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, at the election of the Administrative Agent, such Borrowing Base Certificate shall be delivered on the third Business Day of each week, as of the close of business on the immediately preceding week;

(c) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(h) promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness; and

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(j) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (A) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (i) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Notify the Administrative Agent, as soon as practicable, and in any event within five (5) Business Days after any Responsible Officer or other executive officer of any Borrower has actual knowledge:

(a) of the occurrence of any Default or Event of Default;

(b) of (i) any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of any event, whether or not insured or insurable, as a result of which at any time operations are suspended or terminated for five (5) days or more at locations generating more than ten percent (10%) of the consolidated revenues of Borrowers for the immediately preceding fiscal year;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of any change in any Loan Party’s senior executive officers;

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(h) of the filing of any Lien for unpaid Taxes against any Loan Party;

(i) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) of any transaction of the nature contained in ARTICLE VII hereof, occurring after the Closing Date, including, without limitation, (i) the entry by a Loan Party into a Material Contract, (ii) the incurrence by a Loan Party of Material Indebtedness, (iii) the voluntary or involuntary grant of any Lien upon any property of a Loan Party; or (iv) the making of any Investments by a Loan Party; and

(k) of any failure by any Loan Party to pay rent at (i) ten percent (10%) or more of such Loan Party’s locations at any time or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien (other than a Permitted Lien) has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain or cause to be maintained (i) the policies of insurance described on Schedule 5.10 as in effect on the date hereof or otherwise in form and amounts and with insurers as are reasonably acceptable to the Administrative Agent and (ii) such other insurance as may be required by applicable Law and furnish to the Agents, upon written request, full information as to the insurance carried.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(c) Cause commercial general liability policies to be endorsed to name the Collateral Agent as an additional insured.

(d) Cause business interruption policies to name the Collateral Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent.

(f) Deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(g) Permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) at all times retain a Registered Public Accounting Firm which is are reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Agents to visit and inspect any of its properties, to examine its books, correspondence and corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and the Loan Parties agree to render to the Agents such clerical and other assistance as may be reasonably requested by the Agents with regard thereto, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default exists the Agents (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. The Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent shall undertake two (2) field examinations each Fiscal Year at the Loan Parties’ expense; provided, that, if Availability is less than the amount equal to thirty percent (30%) of the Aggregate Commitments at any time during a Fiscal Year, the Administrative Agent shall undertake three (3) field examinations in each such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken (1) as it in its discretion deems necessary or appropriate, at its own expense or, (2) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Inventory and other Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent shall undertake two (2) appraisals each Fiscal Year at the Loan Parties’ expense; provided, that, if Availability is less than the amount equal to thirty percent (30%) of the Aggregate Commitments at any time during a Fiscal Year, the Administrative Agent shall undertake three (3) appraisals in each such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay the Indebtedness outstanding under the Existing Credit Agreement, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, and (d) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12 Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC, to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Collateral Agent on such Person’s assets to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date:

(i) deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and

(ii) enter into a Blocked Account Agreement satisfactory in form and substance to the Agents with each Blocked Account Bank (collectively, the “Blocked Accounts”).

(b) The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each such DDA and all payments due from credit card processors.

(c) Each Blocked Account Agreement shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at Wells Fargo (the “Concentration Account”), of all cash receipts and collections, including, without limitation, the following:

(i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral);

(ii) all proceeds of collections of Accounts;

(iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event;

(iv) the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(v) the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(vi) the proceeds of all credit card charges.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(e) Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.14 Information Regarding the Collateral.

(a) Furnish to the Administrative Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.15 Physical Inventories.

(a) Cause not less than one (1) physical inventory of Inventory (other than Inventory of SOW) located in Stores to be undertaken, at the expense of the Loan Parties, in each twelve (12) month period and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Collateral Agent. The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Undertake monthly cycle counts of Inventory located in Borrowers’ distribution centers and retain copies thereof and adjustment to such Inventory for inspection during any field examinations.

(c) Permit the Collateral Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.16 Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.13, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.13(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.13(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Upon the request of the Collateral Agent, use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Collateral Agent covering such matters and in such form as the Collateral Agent may reasonably require.

(d) Upon the request of the Collateral Agent, cause any of its landlords (other than with respect to Stores) to deliver a Collateral Access Agreement to the Collateral Agent in such form as the Collateral Agent may reasonably require.

6.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all material obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so; provided, that, the foregoing provisions of this Section 6.18 shall not prohibit closing Stores in the ordinary course of business or terminating, lapsing, nonrenewing or modifying leases with respect to Stores in the ordinary course of business without notice to the Administrative Agent.

6.19 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it (other than a failure to deliver nonconforming goods, which failure is cured by the applicable Borrower in the ordinary course of business), maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.20 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” under, and as defined in, the QKD Note, the Nussdorf Sibling Notes and the Nussdorf Convertible Note.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments.. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock; or (c) issue and sell Equity Interests provided, that, (i) with respect to any Equity Interests, all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) shall be in additional shares of such Equity Interests, in lieu of cash, (ii) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests, and (iii) all payments in respect of such Equity Interests are expressly subordinated to the Obligations, and (iv) no such Equity Interests shall be issued in a Subsidiary of a Loan Party.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided, that, the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided, that, when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into the Borrower, provided, that, in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any other Loan Party (other than to Parent);

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) if the Payment Conditions are satisfied, the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it so long as the amount of Equity Interests purchased, redeemed or retired in any Fiscal Year does not exceed $2,500,000; and

(d) if the Payments Conditions are satisfied, the Lead Borrower may declare or pay cash dividends to its stockholders so long as the aggregate amount of dividends paid in any Fiscal Year does not exceed $2,500,000.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) regularly scheduled or mandatory prepayments in respect of Permitted Indebtedness (other than Subordinated Indebtedness), as long as no Event of Default then exists, (b) voluntary prepayments, repurchases, redemptions or defeasances in respect of Permitted Indebtedness (other than Subordinated Indebtedness), as long as the Payment Conditions are satisfied and no Event of Default then exists, (c) regularly scheduled payments of interest in respect of Subordinated Indebtedness (in accordance with the terms of the QKD Notes, the Nussdorf Convertible Note and the Nussdorf Sibling Notes as in effect on the date hereof), as long as the Subordinated Indebtedness Payment Conditions are satisfied and the QKD Subordination Agreement, the Nussdorf Convertible Note Subordination Agreement and the Nussdorf Sibling Subordination Agreement are in full force and effect, and (d) refinancings and refundings of such Indebtedness in compliance with Section 7.02(e).

7.08 Change in Nature of Business

(a) In the case of the Lead Borrower, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Equity Interests in the other Loan Parties, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as Parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (v) activities incidental to the businesses or activities described in clauses (i) through (iv) of this Section 7.08(a).

(b) In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than as set forth on Schedule 7.09 or on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that, the foregoing restriction shall not apply to a transaction between or among the Loan Parties.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12 Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights or obligations under (a) its Organization Documents in a manner materially adverse to the Credit Parties, including electing to treat any Pledged Interests (as defined in the Security Agreement) of such Loan Party as a security under Section 8-103 of the UCC, (b) the QKD Note, the Nussdorf Sibling Notes and the Nussdorf Convertible Note (except as expressly permitted in the QKD Subordination Agreement, the Nussdorf Convertible Note Subordination Agreement and the Nussdorf Sibling Subordination Agreement) or (c) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13 Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14 Deposit Accounts; Credit Card Processors.

Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Administrative Agent Collateral Agent, as the case may be, appropriate Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Administrative Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15 Financial Covenants.

(a) Minimum Availability. Permit Required Availability at any time to be less than the greater of (i) ten percent (10%) of the Borrowing Base or (ii) $10,000,000.

(b) Advances to Suppliers. During any Fiscal Quarter, make (i) Advances to Suppliers (other than Short Term Advances to Suppliers) in an amount such that the outstanding amount of Advances to Suppliers shall be in excess of $4,000,000 with respect to all suppliers or in excess of $3,000,000 with respect to any one supplier (including its Affiliates) or (ii) Short Term Advances to Suppliers in an amount such that the outstanding amount of Short Term Advances to Suppliers shall be in excess of $8,000,000 with respect to all suppliers or in excess of $5,000,000 with respect to any one supplier (including its Affiliates).

7.16 Inactive Subsidiaries.

(a) Except as otherwise provided in Section 7.16(b) below, Borrowers and Guarantors will not permit any Inactive Subsidiary to (i) engage in any business or conduct any operations, (ii) own assets with a book value of more than $100,000 in the aggregate and (iii) incur any obligations or liabilities in respect of any Indebtedness or otherwise in an aggregate amount greater than $100,000.

(b) In the event that a Borrower or Guarantor intends to have any then Inactive Subsidiary commence any business or operations or own assets with a book value of more than $100,000 in the aggregate or incur any obligations or liabilities in respect of any Indebtedness or otherwise, (i) Borrowers and Guarantors shall give Administrative Agent not less than ten (10) Business Days’ prior written notice thereof with reasonable detail and specificity and such other information with respect thereto as Administrative Agent may request and (ii) at any time thereafter, promptly upon the request of Administrative Agent or Collateral Agent, Borrowers and Guarantors shall cause such Inactive Subsidiary to execute and deliver to Administrative Agent or Collateral Agent, as applicable, in form and substance reasonably satisfactory to Administrative Agent or Collateral Agent, as applicable, a joinder agreement to the Loan Documents in order to, among other things, make such Subsidiary a party to this Agreement as a “Guarantor” and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and without limitation, supplements and amendments hereto and to any of the other Loan Documents, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required hereunder), other agreements, documents or instruments contemplated under the Security Agreement and other consents, waivers, acknowledgments and other agreements from third persons which Agents may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (iii) upon the satisfaction of each of the conditions set forth in this Section 7.16(b), such Inactive Subsidiary shall cease to be deemed an Inactive Subsidiary for purposes of this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, (A) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (B) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (ii) within ten (10) days, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Facility Guaranty; or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in the Security Agreement to which it is a party; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or Material Contract, or (B) fails to observe or perform any other agreement or condition relating to any such

Material Indebtedness or any such Material Contract (other than a failure to deliver conforming goods, so long as the Account or portion thereof arising in respect of such non-conforming goods shall not be included in Eligible Trade Receivables for purpose of the Borrowing Base) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness, or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) or the counterparty to any such Material Contract to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or to terminate such Material Contract; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $5,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for forty-five (45) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within fifteen (15) days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000 or which would reasonably likely result in a Material Adverse Effect, or (ii)

a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any Collateral having a value equal to or greater than $500,000; or

(n) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony;

(o) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document;

(p) Credit Card Agreements. (i) any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend such payments, or shall send notice to such Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to or exceeding ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year;

(q) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness, including the QKD Subordination Agreement, the Nussdorf Convertible Note Subordination Agreement and the Nussdorf Sibling Subordination Agreement (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agents of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(g), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Obligations arising from Bank Products and Factored Receivables to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (in its capacities as a Lender) and the L/C Issuer hereby irrevocably appoints Wells Fargo as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender authorizes and directs the Agents to enter into this Agreement and the other Loan Documents, including the QKD Subordination Agreement, the Nussdorf Convertible Note Subordination Agreement and the Nussdorf Sibling Subordination Agreement. Each Lender agrees that any action taken by any Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by any Agent or Required Lenders of their respective powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

9.02 Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents, jointly and severally:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction;

(e) shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful; and

(f) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agents and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06 Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided, that, if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the

Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Except with the prior written consent of Administrative Agent, no Lender or L/C Issuer may assert or exercise any enforcement right or remedy in respect of the Loans, Letters of Credit or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, including Permitted Dispositions, (iii) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Collateral Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (iv) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the Applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent as soon as possible after the end of each month but in any event within five (5) days after the end of such month (or more frequently as Administrative Agent may reasonably request if a Default or an Event of Default shall exist or have occurred and be continuing) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender within five (5) days after (i) the end of the month most recently ended prior to any such distribution or (ii) the date on which such summary is otherwise reasonably requested by Administrative Agent as provided above);

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all field examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided, that, no Lender shall be liable for any portion of such claims, actions, proceedings, damages, costs, expenses or other amounts (including attorney costs) resulting from such Agent’s or such other Lender’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14 Indemnification of Agents. The Lenders hereby agree to indemnify the Agents, the L/C Issuer and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent, the L/C Issuer or any Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent, the L/C Issuer or any Related Party in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, L/C Issuer’s or other Related Party’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. Except for action expressly required of Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, each of Administrative Agent and Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under this Section 9.14 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.16 Defaulting or Deteriorating Lender.

(a) If for any reason any Lender shall become a Deteriorating Lender or shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swingline Loans and such failure is not cured within one (1) Business Day after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Deteriorating Lender’s or Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Deteriorating Lender or Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Deteriorating Lender or Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Deteriorating Lender or Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Deteriorating Lender or Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.13(c) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Deteriorating Lender or Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Deteriorating Lender’s or Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Deteriorating Lender or Defaulting Lender, the Deteriorating Lender’s or Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Deteriorating Lender or Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c) Each Deteriorating Lender and Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Deteriorating Lender’s or Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

9.17 Syndication Agent; Co-Documentation Agent and Co-Lead Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Syndication Agent or a Co-Documentation Agent nor the Co-Lead Arrangers shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) except as provided in clause (m) below, to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) release all or substantially all of the Collateral (except for Permitted Dispositions, as expressly required hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 9.10 hereof) from the Liens of the Security Documents without the written Consent of each Lender;

(h) except as provided in Section 2.15, increase the Aggregate Commitments without the written Consent of each Lender;

(i) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(j) increase any advance rate percentage set forth in the definition of “Borrowing Base” without the written Consent of each Lender or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided, that, the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(k) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written Consent of each Lender;

(l) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender; and

(m) modify, amend or waive Section 7.15(a) hereof to the extent that any such modification, amendment or waiver has the effect of reducing the amount of Required Availability required to be maintained by the Loan Parties without the written Consent of Agent and Lenders holding in the aggregate more than seventy-five percent (75%) of the Aggregate Commitments (or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than seventy-five percent (75%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making any such determination);

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Deteriorating Lender or Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(n) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

(o) If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agents, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, that, such Credit Parties shall be entitled to indemnification for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided, that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any

Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

PERFUMANIA HOLDINGS, INC.

PERFUMANIA, INC.

MAGNIFIQUE PARFUMES AND COSMETICS, INC.

TEN KESEF II, INC.

PERFUMANIA PUERTO RICO, INC.

QUALITY KING FRAGRANCE, INC.

SCENTS OF WORTH, INC.

FIVE STAR FRAGRANCE COMPANY, INC.

NORTHERN GROUP, INC.

PERFUMANIA.COM, INC.

By:	/s/ Michael W. Katz
Michael W. Katz
President and Chief Executive Officer

GUARANTORS:

ALADDIN FRAGRANCES, INC. NICHE MARKETING GROUP, INC.

By:	/s/ Michael W. Katz
Michael W. Katz
President and Chief Executive Officer

MODEL REORG ACQUISITION, LLC

By PERFUMANIA HOLDINGS, INC., as sole member

By:	/s/ Michael W. Katz
Michael W. Katz
President and Chief Executive Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Credit Agreement - Perfumania]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swing Line Lender and a Lender

By:	/s/ Wai Y. Cheng
Name:	Wai Y. Cheng
Title:	Vice President

[Signature Page to Credit Agreement - Perfumania]

REGIONS BANK

By:	/s/ George Louis McKinley
Name:	George Louis McKinley
Title:	Attorney in Fact

[Signature Page to Credit Agreement - Perfumania]

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Kristina W. Miller
Name:	Kristina W. Miller
Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement - Perfumania]

COMPASS BANK

By:	/s/ Michael Adler
Name:	Michael Adler
Title:	Director Asset Based Lending

[Signature Page to Credit Agreement - Perfumania]

BANK LEUMI USA

By:	/s/ John Grieco
Name:	John Grieco
Title:	First Vice President

By:	/s/ Nancy Pulla
Name:	Nancy Pulla
Title:	Assistant Vice President

[Signature Page to Credit Agreement - Perfumania]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Anthony Alexander
Name:	Anthony Alexander
Title:	Vice President

[Signature Page to Credit Agreement - Perfumania]

TD BANK, N.A.

By:	/s/ Stephen Caffrey
Name:	Stephen Caffrey
Title:	Vice President

[Signature Page to Credit Agreement - Perfumania]

RBS BUSINESS CAPITAL, a Division of RBS Asset Finance, Inc., a Subsidiary of RBS Citizens, NA

By:	/s/ Jennifer L. Mannila
Name:	Jennifer L. Mannila
Title:	Vice President

[Signature Page to Credit Agreement - Perfumania]

BANK OF AMERICA, N.A.

By:	/s/ Joseph Becker
Name:	Joseph Becker
Title:	Managing Director

[Signature Page to Credit Agreement - Perfumania]

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January [    ], 2011 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Perfumania Holdings, Inc., a Florida corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (v) Wells Fargo Bank, National Association, as L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Lead Borrower hereby requests [a Borrowing][a conversion of Committed Loans from one Type to the other][a continuation of LIBO Rate Loans][1]:

(a)	On (a Business Day)[2]

(b)	In the amount of $ [3]

(c)	Comprised of [Base Rate][LIBO Rate]Loans (Type of Committed Loan)[4]

(d)	For LIBO Rate Loans: with an Interest Period of months[5]

[1]	A Borrowing must be a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBO Rate Loans, must have the same Interest Period.
[2]

Each notice of a Borrowing must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of LIBO Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.

[3]

Each Borrowing, conversion to, or continuation of LIBO Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing, conversion to, or continuation of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

[4]	Committed Loans may be either Base Rate Loans or LIBO Rate Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.
[5]

The Lead Borrower may request a Borrowing of LIBO Rate Loans with an Interest Period of one, two, three or six months. If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that (a) the Borrowing requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the date specified in Item 1(a) above.

[signature page follows]

2

Dated as of the date above first written.

PERFUMANIA HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

Signature Page to Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Wells Fargo Bank, National Association, as Swing Line Lender
Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January [    ], 2011 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Perfumania Holdings, Inc., a Florida corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (v) Wells Fargo Bank, National Association, as L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Lead Borrower hereby requests a Swing Line Borrowing:

1.	On (a Business Day)[1]

2.	In the amount of $ [2]

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

PERFUMANIA HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

[1]	Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested date of any Swing Line Borrowing.
[2]	Each Swing Line Borrowing must be in a minimum amount of $100,000.

EXHIBIT C-1

FORM OF NOTE

NOTE

$	,

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of                      (hereinafter, with any subsequent holders, the “Lender”), c/o Wells Fargo Bank, National Association, [                    ], the principal sum of                      ($                    ), or, if less, the aggregate unpaid principal balance of Committed Loans made by the Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of January [    ], 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iii) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (iv) Wells Fargo Bank, National Association, as L/C Issuer, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Committed Loans, the accrual of interest thereon, and the repayment of such Committed Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by any Agent or the Lender in exercising or enforcing any of such Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by any Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY FEDERAL COURT SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE

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OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

BORROWERS:

PERFUMANIA HOLDINGS, INC.

PERFUMANIA, INC.

MAGNIFIQUE PARFUMES AND COSMETICS, INC.

TEN KESEF II, INC.

PERFUMANIA PUERTO RICO, INC.

QUALITY KING FRAGRANCE, INC.

SCENTS OF WORTH, INC.

FIVE STAR FRAGRANCE COMPANY, INC.

NORTHERN GROUP, INC.

PERFUMANIA.COM, INC.

By:
Michael W. Katz
President and Chief Executive Officer

Signature Page to Note - [Name of Lender]

EXHIBIT C-2

FORM OF SWING LINE NOTE

SWING LINE NOTE

$	,

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (hereinafter, with any subsequent holders, the “Swing Line Lender”), [                    ], the principal sum of                      DOLLARS ($                    ), or, if less, the aggregate unpaid principal balance of Swing Line Loans made by the Swing Line Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of January [    ], 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iii) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (iv) Wells Fargo Bank, National Association, as L/C Issuer, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Swing Line Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Swing Line Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Swing Line Loans, the accrual of interest thereon, and the repayment of such Swing Line Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by any Agent or the Swing Line Lender in exercising or enforcing any of such Agent’s or the Swing Line Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Swing Line Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Swing Line Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Swing Line Note.

This Swing Line Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Swing Line Note, are joint and several, provided, however, the release by any Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Swing Line Note. Each reference in this Swing Line Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Swing Line Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY FEDERAL COURT SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SWING LINE NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE SWING LINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

2

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Swing Line Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWING LINE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE SWING LINE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Borrowers have caused this Swing Line Note to be duly executed as of the date set forth above.

BORROWERS:

PERFUMANIA HOLDINGS, INC.

PERFUMANIA, INC.

MAGNIFIQUE PARFUMES AND COSMETICS, INC.

TEN KESEF II, INC.

PERFUMANIA PUERTO RICO, INC.

QUALITY KING FRAGRANCE, INC.

SCENTS OF WORTH, INC.

FIVE STAR FRAGRANCE COMPANY, INC.

NORTHERN GROUP, INC.

PERFUMANIA.COM, INC.

By:
Michael W. Katz
President and Chief Executive Officer

Signature Page to Swing Line Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: Wells Fargo Bank, National Association One Boston Place, 18th Floor Boston, MA 02108 Attention: Portfolio Manager	Date:

Re: Credit Agreement dated as of January [    ], 2011 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Perfumania Holdings, Inc., a Florida corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (v) Wells Fargo Bank, National Association, as L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as follows:

1.	No Default.

(a)	To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

(b)	If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2.	Financial Calculations. Attached hereto as Appendix II are reasonably detailed calculations necessary to determine the Advances to Suppliers and Short Term Advances to Suppliers.

3.	No Material Accounting Changes, Etc. The financial statements furnished to the Administrative Agent for the month/quarter/year ending [ ] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the [Parent/Lead Borrower] and its Subsidiaries on a consolidated basis at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject to, with respect to the monthly/quarterly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Administrative Agent for the year ending [ ], other than the material accounting changes as disclosed on Appendix III hereto.

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

PERFUMANIA HOLDINGS, INC.

By:
Michael W. Katz
President and Chief Executive Officer

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

APPENDIX II

Calculation of Advances to Suppliers and Short Term Advances to Suppliers

APPENDIX III

Except as set forth below, no material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Administrative Agent prior to the date of this Certificate]. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement].

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of January [    ], 2011 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Perfumania Holdings, Inc., a Florida corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (v) Wells Fargo Bank, National Association, as L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee and the amount of Letters of Credit participated in by the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.

The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the

1

aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Assignor subject to this Assignment and Assumption, is not less than $                    , or, if less, the entire remaining amount of the Assignor’s Commitment and the Loans at any time owing to it, unless each of the Administrative Agent, the L/C Issuer and the Swing Line Lender and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.	The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

4.

Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 10.06 to the Credit Agreement, to the

2

Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lead Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Lending Office (and address for notices):

[Address]

Accepted this day of , :
WELL FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

Assignment and Assumption

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this              day of                     ,             :

L/C ISSUER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Assignment and Assumption

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this              day of                     ,             :

SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Assignment and Assumption

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this              day of                     ,             :

LEAD BORROWER:

PERFUMANIA HOLDINGS, INC.

By:
Name:
Title:

Assignment and Assumption

Schedule I

Section 1. Percentage/Amount of Commitments/Loans/Letters of Credit Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:		______%
Commitment assigned by Assignor:	$	_______________
Commitment assigned by Assignor:	$	_______________
Aggregate Outstanding Principal Amount of Loans assigned by Assignor:	$	_______________
Aggregate Participations assigned by Assignor in L/C Obligations:	$	_______________

Section 2. Percentage/Amount of Commitments/Loans/Letters of Credit Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage		______%
Assignee’s Applicable Percentage:		______%
Assignor’s Commitment:	$	_______________
Assignee’s Commitment:	$	_______________
Aggregate Outstanding Principal Amount of Loans Owing to Assignor:	$	_______________
Aggregate Outstanding Principal Amount of Loans Owing to Assignee:	$	_______________
Aggregate Participations by Assignor in L/C Obligations:	$	_______________
Aggregate Participations by Assignee in L/C Obligations:	$	_______________

Section 3. Effective Date

Effective Date:	_______________, _____

Assignment and Assumption

EXHIBIT F

FORM OF CUSTOMS BROKER AGENCY AGREEMENT

CUSTOMS BROKER AGENCY AGREEMENT

Name and Address of Customs Broker:

Dear Sir/Madam:

[                    ], a [                    ] with an address at                     , [City, State ZIP Code] (the “Company”), together with certain of its affiliates (the “Affiliates”), have entered into various financing agreements with Wells Fargo Bank, National Association, a national banking association with an address at One Boston Place, 18th Floor, Boston, MA 02108, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “Credit Parties”), pursuant to which agreements (i) the Credit Parties are making loans or furnishing other financial accommodations to the Company and its Affiliates, and (ii) the Company and its Affiliates, among others, have granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to substantially all of the assets of the Company and such Affiliates, including, without limitation, all of the Company’s inventory, goods, documents, bills of lading and other documents of title.

The Collateral Agent has requested that you (the “Customs Broker”) act as its agent for the limited purpose of more fully perfecting and protecting the security interest of the Collateral Agent in such bills of lading, documents and other documents of title and in the goods and inventory for which such bills of lading, documents, or other documents of title have been issued, and, by acknowledging and executing this letter agreement (this “Agreement”), the Customs Broker has agreed to do so. This Agreement shall set forth the terms of the Customs Broker’s engagement by the Collateral Agent.

Section 1 Acknowledgment of Security Interest; Power of Attorney: The Customs Broker acknowledges, consents, and agrees that the Company has assigned to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, all of the Company’s right, title, and interest in, to and under all goods and any contracts or agreements with carriers, customs brokers, and/or freight forwarders for shipment or delivery of such goods. The Company further advises the Customs Broker, and the Customs Broker acknowledges, consents, and agrees, that the Company has irrevocably constituted and appointed the Collateral Agent as the Company’s true and lawful attorney, with full power of substitution to exercise all of such rights, title, and interest, which appointment has been coupled with an interest.

1

Section 2 Appointment of Customs Broker as Agent of Collateral Agent: The Customs Broker is hereby appointed as agent for the Collateral Agent to receive and retain possession of all bills of lading, waybills, documents, and other documents of title (collectively, the “Title Documents”) heretofore or at any time hereafter issued for any goods, inventory, or other property of the Company which are received by the Customs Broker for processing (collectively, the “Property”), such receipt and retention of possession of the Title Documents and Property being for the purpose of perfecting and preserving more fully the Collateral Agent’s security interest in the Title Documents and the Property. The Customs Broker will maintain possession of the Title Documents and the Property, subject to the security interest of the Collateral Agent, and will note the security interest of the Collateral Agent on the Customs Broker’s books and records. In the event that the Collateral Agent is designated as the consignor, co-consignor, consignee or co-consignee on any such Title Documents, subject to the terms and conditions hereof, the Collateral Agent hereby appoints the Customs Broker as its attorney-in-fact solely to execute and deliver any such Title Documents for and on behalf of the Collateral Agent pursuant to the terms of this Agreement.

Section 3 Delivery of Title Documents; Release of Goods: Until the Customs Broker receives written notification (given in accordance with paragraph 7 below) to the contrary from the Collateral Agent pursuant to paragraph 4 below, the Customs Broker is authorized by the Collateral Agent to, and the Customs Broker may, deliver:

3.1 the Title Documents to the Company or its agents for the purpose of permitting the Company, as consignee, to obtain possession or control of the Property subject to such Title Documents; and

3.2 the Property to the Company or as directed by the Company.

Section 4 Notice From Collateral Agent To Follow Collateral Agent’s Instructions: Upon the Customs Broker’s receipt of written notification from the Collateral Agent, the Customs Broker shall thereafter follow solely the instructions of the Collateral Agent concerning the disposition of the Title Documents and the Property and will not follow any instructions of the Company or any other person concerning the same.

Section 5 Limited Authority: The Customs Broker’s sole authority as the agent of the Collateral Agent is to receive and maintain possession of the Title Documents and the Property on behalf of the Collateral Agent and to follow the instructions of the Collateral Agent as provided herein. Except as may be specifically authorized and instructed by the Collateral Agent, the Customs Broker shall have no authority as the agent of the Collateral Agent to undertake any other action or to enter into any other commitments on behalf of the Collateral Agent.

Section 6 Expenses: The Collateral Agent shall not be obligated to compensate the Customs Broker for serving as agent hereunder, nor shall the Collateral Agent be responsible for any fees, expenses, customs, duties, taxes, or other charges relating to the Title Documents or the Property. The Customs Broker acknowledges that the Company is solely responsible for payment of any compensation and charges which are to the Company’s account. The Company is further responsible for paying any fees, expenses, customs duties, taxes, or other charges which are, or may, accrue, to the account of the Title Documents and the Property. The

2

Collateral Agent, at the Collateral Agent’s option, may authorize the Customs Broker to perform specified services on behalf of the Collateral Agent, at mutually agreed rates of compensation, which shall be charged to the Collateral Agent’s account and payable to the Customs Broker by the Collateral Agent (provided, however, such payment shall not affect any obligation of the Company to reimburse the Collateral Agent for any such compensation or other costs or expenses incurred by the Collateral Agent pursuant to the terms of the financing agreements referred to above).

Section 7 Term:

7.1 In the event that the Customs Broker desires to terminate this Agreement, the Customs Broker shall furnish the Collateral Agent with not less than sixty (60) days’ prior written notice of the Customs Broker’s intention to do so. During such sixty (60) day period (which may be shortened by notice to the Customs Broker from the Collateral Agent), the Customs Broker shall continue to serve as agent hereunder and the Company shall fully compensate the Customs Broker with respect to that period. The Customs Broker shall also cooperate with the Collateral Agent and execute all such documentation and undertake all such action as may be reasonably required by the Collateral Agent in connection with such termination. Any written notice provided to any party hereto shall be delivered to such party at the following address (or to such other address, written notice of which is given by such party to the other parties hereto in writing with at least seven (7) days’ prior notice):

If to the Collateral Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, MA 02108

Attention: Portfolio Manager

Re: Perfumania

If to the Customs Broker:

[Customs Broker]

Attention:

If to the Company:

c/o Perfumania Holdings, Inc.

35 Sawgrass Drive

Bellport, NY 11713

Attention:

3

7.2 Except as provided in Section 7.1, above, this Agreement shall remain in full force and effect until the Customs Broker receives written notification from the Collateral Agent of the termination of the Customs Broker’s responsibilities hereunder. This Agreement may be amended only by notice in writing signed by the Company and an officer of the Collateral Agent and may be terminated solely by written notice signed by an officer of the Collateral Agent.

Section 8 Custom Broker’s Lien: The Customs Broker shall have a lien, to the extent provided by law, on any Property then in the possession of the Customs Broker, which lien shall be to the extent of any out-of-pocket costs, fees, freight charges, storage charges, or other charges or out-of-pocket expenses incurred or paid by the Customs Broker with respect only to that Property then in the possession of the Customs Broker, for which the Customs Broker has not received payment, but not for any amount owed on account of any other Property, item, or matter.

Section 9 Counterparts; Integration: This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the parties and when the Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

[SIGNATURE PAGE FOLLOWS]

4

If the foregoing correctly sets forth our understanding, please indicate the Customs Broker’s assent below, following which this Agreement will take effect as a sealed instrument.

Very truly yours, COMPANY: [ ]

By:
Name:
Title:

Acknowledged and agreed: CUSTOMS BROKER: [ ]

By:
Name:
Title:

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Customs Broker Agreement

Perfumania Holdings, Inc				Certificate #:
Borrowing Base Certificate				Date:
	FAX TO:	Kim Miles (WFCF) /Fax # 866- 358-0023
Accounts Receivable Borrowing Base
Credit Card Receivables		as of:		0

Less Ineligibles		as of:		0

Eligible Credit Card Receivables				0

Advance Rate				85.00%

Credit Card Availability				0	(a)

Wholesale Receivables		as of:		0

Less Ineligibles		as of:		0

Eligible Wholesale Receivables				0

Advance Rate				85.00%

Wholesale Receivables Availability				0	(b)

Less Dilution Reserve				0
Net Available Accounts Receivable (a+b)				0	(c)

Inventory Borrowing Base
Quality King Fragrance Inventory		as of:		0

Less Ineligibles		as of:		0

Eligible Quality King Fragrance Inventory				0

Advance Rate		NOLV		0.00%

Quality King Fragrance Availability				0	(d)

Perfumania Inventory		as of:		0

Less Ineligibles		as of:		0

Eligible Perfumania Inventory				0

Advance Rate		NOLV		0.00%

Perfumania Availability				0	(e)

Five Star Fragrance Inventory		as of:		0

Less Ineligibles		as of:		0

Eligible Five Star Fragrance Inventory				0

Advance Rate		NOLV		0.00%

Five Star Fragrance Availability				0	(f)

Total Inventory Availability (d+e+f)				0	(g)

Availability Reserves
Rent Reserve		as of:

Gift Cards Reserve		as of:

Royalties Reserve		as of:

Total Availability Reserves				0	(h)

Borrowing Base Availability (c+g-h)					(i)

AVAILABILITY CALCULATION (due 11:00am EST for same-day funding)
Beginning Principal Balance

Add:	Advances through	as of:

	Adjustments	as of:

Less:	Payments through	as of:

Ending Principal Balance Prior to Advance Request					(j)

Net Availability Prior to Todays Request (i-j)				0	(k)

Today’s Advance Request:				$—	(l)
Ending Loan Balance (k+l)					(m)

Total L/Cs outstanding	Standby L/Cs		Doc L/Cs	0	(n)

Total Usage (m+n)				0	(o)

Net Availability after Advance (i-o)

Minimum Excess Availability Covenant

Reference is made to the Credit Agreement dated as of January XX, 2011 among Perfumania Holdings, Inc as the Borrower, the other Credit Parties signatory thereto, the Lenders party thereto, Wells Fargo Capital Finance, as Agent and other Loan Documents. Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement. The undersigned hereby certifies on behalf of the Borrower, and not in his or her personal capacity, that, to the best of the undersigned’s knowledge, after making due inquiry, the the BorrowingBase calculated herein, is true, correct, and complete. The Borrower represents and warrants that there is no Default or Event of Default presently in existence.

Authorized Signer:	Printed Name:	Signature:

WFCF Account Manager:	Printed Name:	Signature:

EXECUTION

EXHIBIT H

CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

January 7, 2011

To:	American Express Travel Related Services Company, Inc. (The “Processor”)
15841 Pines Boulevard
PMB 145
Pembroke Pines, Florida 33027
Attention: Rosa Talavera

Re:	Magnifique Parfumes and Cosmetics, Inc. (the “Company”)
Merchant Account Number: 4095074563

Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Wells Fargo Bank, National Association, a national banking association with offices at One Boston Place, Boston, MA 02108, as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent” and, together with the Administrative Agent, the “Agents”) for a syndicate of lenders and other credit parties (the “Credit Parties”) party to a Credit Agreement dated as of January 7, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), the Company has granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Agents. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

1.	Until the Processor receives written notification from an officer of the Collateral Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

(a)	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

Wells Fargo Bank, National Association

ABA No. for Wires: 031-201-467

ABA No. for ACH Credits: 026-012-881

Account No. 2000045

Re: Magnifique Parfumes and Cosmetics, Inc.

or

(b)	As the Processor may be instructed from time to time in writing by an officer of the Collateral Agent.

2.	Upon request of the Collateral Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Collateral Agent):

Wells Fargo Bank, National Association

One Boston Place

Boston, MA 02108

Attention: Portfolio Manager

Re:            Perfumania

3.	The Processor shall be fully protected in acting on any order or direction by the Agents respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

[Signature Page Follows]

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Collateral Agent and may be terminated solely by written notice signed by an officer of the Collateral Agent.

Very truly yours, MAGNIFIQUE PARFUMES AND COSMETICS, INC., as the Company

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	President and Chief Executive Officer

cc:	Wells Fargo Bank, National Association

Credit Card Notification (American Express)

EXECUTION

EXHIBIT H

CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

January 7, 2011

To:	Fifth Third Processing Solutions, LLC (The “Processor”)
38 Fountain Square Plaza
MD 10909A
Cincinnati, Ohio 45202
Attention: Christopher Kemper

Re:	Perfumania, Inc. (the “Company”)
Merchant Account Number: 00214

Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Wells Fargo Bank, National Association, a national banking association with offices at One Boston Place, Boston, MA 02108, as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent” and, together with the Administrative Agent, the “Agents”) for a syndicate of lenders and other credit parties (the “Credit Parties”) party to a Credit Agreement dated as of January 7, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), the Company has granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Agents. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

1.	Until the Processor receives written notification from an officer of the Collateral Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

(a)	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

Wells Fargo Bank, National Association

ABA No. for Wires: 031-201-467

ABA No. for ACH Credits: 026-012-881

Account No. 2000045

Re: Magnifique Parfumes and Cosmetics, Inc.

or

(b)	As the Processor may be instructed from time to time in writing by an officer of the Collateral Agent.

2.	Upon request of the Collateral Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Collateral Agent):

Wells Fargo Bank, National Association

One Boston Place

Boston, MA 02108

Attention: Portfolio Manager

Re:            Perfumania

3.	The Processor shall be fully protected in acting on any order or direction by the Agents respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

[Signature Page Follows]

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Collateral Agent and may be terminated solely by written notice signed by an officer of the Collateral Agent.

Very truly yours, PERFUMANIA, INC., as the Company

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	President and Chief Executive Officer

cc:	Wells Fargo Bank, National Association

SCHEDULE 1(I)

Inactive Subsidiaries

Flowing Velvet, Inc., a New York corporation

Global Duty Free Supply, Inc., a Florida corporation

Jacavi, LLC, a Delaware limited liability company

Northern Amenities, Ltd., a New York corporation

Northern Brands, Inc., a New York corporation

Perfumer’s Art, Inc., a New York corporation

Perfumania International Franchising, Inc., a Florida corporation

Distribution Concepts, LLC, a Florida limited liability company

[Signature Page to Credit Agreement - Perfumania]

Schedule 2.01

Commitments and Applicable Percentages

COMMITMENT SCHEDULE

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$65,000,000	28.888888889
Bank of America, N.A.	$40,000,000	17.777777778
Regions Bank	$24,000,000	10.666666667
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA	$20,000,000	8.888888889
General Electric Capital Corporation	$20,000,000	8.888888889
The Huntington National Bank	$20,000,000	8.888888889
Compass Bank	$12,000,000	5.333333333
Bank Leumi USA	$12,000,000	5.333333333
TD Bank, N.A.	$12,000,000	5.333333333

Total	$225,000,000.00	100

Schedule 5.01

Loan Parties Organizational Information

Name	State of Incorporation	Organization Type	State Organization #	FEIN
Perfumania Holdings, Inc.	Florida	C corporation	P07000113583	65-0977964
Quality King Fragrance, Inc.	Delaware	C corporation	2832191	11-3414939
Scents of Worth, Inc.	Florida	C corporation	S69981	11-2401732
Five Star Fragrance Company, Inc.	New York	C corporation	N/A	11-3589999
Northern Group, Inc.	New York	C corporation	N/A	11-2943326
Perfumania, Inc.	Florida	C corporation	K13436	65-0026340
Magnifique Parfumes and Cosmetics, Inc.	Florida	C corporation	592756420	59-2756420
Ten Kesef II, Inc.	Florida	C corporation	P94000063819	65-0701253
Perfumania Puerto Rico, Inc.	Puerto Rico	C corporation	91672	66-0526787
Aladdin Fragrances, Inc.	New York	C corporation	N/A	11-3144338
Niche Marketing Group, Inc.	New York	C corporation	N/A	11-3491943
Model Reorg Acquisition, LLC	Delaware	Limited liability company	4473559	26-3000318
Perfumania.com, Inc.	Florida	C corporation	P99000001576	65-0884688

Schedule 5.05

Supplement to Interim Financial Statements

1.	QKD Note

2.	Nussdorf Sibling Notes

3.	Nussdorf Convertible Note

Schedule 5.06

Litigation

Sharon Stacia v. Perfumania, Inc., Case No. 10-62427-CIV-MARRA – United States District Court, Southern District of Florida, West Palm Beach Division. In this action, a former employee of the Company, Sharon Stacia, is suing on behalf of herself and other store managers of Perfumania, claiming they were improperly classified as non-exempt and were entitled to overtime compensation under the Fair Labor Standards Act (“FLSA”). We will file an answer and affirmative defenses on behalf of the company on or before January 11, 2011. Thereafter, plaintiff will likely seek to have other store managers added to the action as plaintiffs through a certification and an opt-in procedure unique to FLSA cases. We are in the process of investigating the actual duties of the Company’s store managers and the applicability of the executive exemption under the FLSA. If applicable, it will provide a defense to plaintiffs’ claims. At this time, we are unable to express an opinion as to the likelihood of success or the range of loss in the event of an unfavorable outcome.

Schedule 5.08(b)(1)

Owned Real Estate

None.

Schedule 5.08(b)(2)

Leased Real Estate

See following pages.

Non-Store

STORE #	LOCATION	ADDRESS	SPACE	CITY	STATE	ZIP	COUNTY	TYPE	SF	LEASE COMMENCEMENT	LEASE EXPIRATION	DEVELOPER	DEVELOPER ADDRESS	DEVELOPER ADDRESS 2	DEVELOPER ADDRESS 3	DEVELOPER CITY	STATE	ZIP CODE	LESSEE	GUARANTOR
N/A	Executive Center	1116 South Walton Blvd.	Suite 120	Bentonville	AR	72712	Benton	Office	350	8/1/2010	7/31/2011	Executive Center II, LLC	Executive Center	1116 South Walton Boulevard	Suite 100	Bentonville	AR	72712	Quality King Fragrance, Inc.	N/A
N/A	Sunrise, FL Office and Warehouse	251 International Parkway		Sunrise	FL	33325	Broward	Warehouse/Office	178,791	9/1/2002	12/31/2017	Victory Investment Group LLC	85 Newfield Avenue			Edison	NJ	08837	Perfumania, Inc.	N/A
N/A	Park Plaza Executive Centre	20 Park Plaza	Suite 446	Boston	MA	2116	Suffolk	Office		8/1/2007	1/31/2011	Park Plaza Executive Centre, a div. of Saunstar Operating Co., LLC, by its Agent, the D.L. Saunders Real Estate Corporation	Park Plaza Executive Centre	20 Park Plaza	4th Floor	Boston	MA	02116	Scents of Worth, Inc.	N/A
N/A	Bellport, NY Office and Warehouse	35 Sawgrass Drive, Suite 2	Suite 2	Bellport	NY	11713	Suffolk	Warehouse/Office	283,800	10/1/2007	9/30/2027	Quality King Distributors, Inc.	35 Sawgrass Drive	Suite 1		Bellport	NY	11713	Model Reorg, Inc.	N/A

Stores

STORE #	LOCATION	ADDRESS	SPACE	CITY	STATE	ZIP	COUNTY	TYPE	SF	LEASE COMMENCEMENT	LEASE EXPIRATION	DEVELOPER	DEVELOPER ADDRESS	DEVELOPER ADDRESS 2	DEVELOPER ADDRESS 3	DEVELOPER CITY	STATE	ZIP CODE	LESSEE	GUARANTOR
1	Aventura Mall	19501 Biscayne Boulevard		Aventura	FL	33180	Miami-Dade	Regional	1,042	9/1/2008	8/31/2015	Turnberry/Simon Property Group	c/o Turnberry Aventura Mall Company, Ltd.	19501 Biscayne Boulevard	Suite 400	Aventura	FL	33180	Magnifique Parfumes and Cosmetics, Inc.	N/A
2	Osage Beach Premium Outlets	4540 Highway 54, Box E-4		Osage Beach	MO	65065	Camden	Outlet	1,600	1/1/2009	12/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
3	R.K. Centre South	16850 Collins Avenue	16850	North Miami Beach	FL	33160	Miami-Dade	Strip Center	1,300	1/1/2009	12/31/2013	R.K Associates	17100 Collins Avenue #225			Miami Beach	FL	33160	Magnifique Parfumes and Cosmetics, Inc.	N/A
5	Times Square	1585 Broadway		New York	NY	10036	New York	Street	870	12/5/1995	12/31/2010	MS Financing Inc.	1221 Avenue of the Americas			New York	NY	10020	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
7	Discover Mills	5900 Sugarloaf Hwy.	534	Lawrenceville	GA	30043	Gwinnett	Outlet	1,502	11/1/2007	10/31/2012	Mills/Simon Property Group	c/o The Mills Corporation	5425 Wisconsin Avenue	Suite 500	Chevy Chase	MD	20815	Magnifique Parfumes and Cosmetics, Inc.	N/A
9	Oakland Mall	556 West 14 Mile Road		Troy	MI	48083	Oakland	Regional	1,896	10/1/2004	9/30/2014	Urban Retail	c/o Urban Retail Properties, LLC	900 North Michigan Avenue	Suite 900	Chicago	IL	60611	Magnifique Parfumes and Cosmetics, Inc.	N/A
10	Jackson Premium Outlets	537 Monmouth Road	113	Jackson	NJ	08527	Ocean	Outlet	1,600	12/1/2007	11/30/2012	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
19	Centro Gran Caribe Mall	Carretera #2, KM 29.7	14	Vega Alta	PR	00692	Vega Alta	Regional	1,032	1/16/2000	1/31/2014	Thor Galleria	c/o Thor Equities, LLC	25 West 39th Street		New York	NY	10018	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
21	Serramonte Center	3 Serramonte Drive	219	Daly City	CA	94015	San Mateo	Regional	885	4/1/2005	3/31/2015	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	N/A
22	Riverwalk Marketplace	1 Poydras Street	1195	New Orleans	LA	70130	Orleans	Entertainment	757	1/1/2011	1/31/2012	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
23	North Riverside Park Mall	7501 West Cermak Road	F-10	North Riverside	IL	60546	Cook	Regional	1,611	8/4/2007	4/30/2017	North Riverside Park Assoc, LLC	7501 West Cermak Road			North Riverside	IL	60546	Magnifique Parfumes and Cosmetics, Inc.	N/A
24	Evergreen Plaza Shopping Center	J-22 South Evergreen Plaza	J-22	Evergreen Park	IL	60805	Cook	Regional	2,515	1/1/2006	1/31/2011	The Provo Group	c/o The Provo Group	9730 S. Western Avenue	Suite 418	Evergreen Park	IL	60805	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
27	Pleasant Prairie Premium Outlets	11601 108th Street Bldg B.	524	Kenosha	WI	53142	Kenosha	Outlet	960	7/7/2006	7/31/2016	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street	20th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	N/A
28	Franklin Mills	1586 Franklin Mills Circle		Philadelphia	PA	19154	Philadelphia	Outlet	1,410	7/1/2007	6/30/2012	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
29	Orlando Premium Outlets - International Drive	5211 International Drive	A2-8	Orlando	FL	32819	Orange	Outlet	1,170	6/1/2008	5/31/2013	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street	20th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	N/A
33	Sawgrass Mills	12801 W. Sunrise Boulevard	459	Sunrise	FL	33323	Broward	Outlet	1,170	8/1/2006	7/31/2011	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
34	Birch Run Premium Outlets	12158 Beyer Road		Birch Run	MI	48415	Saginaw	Outlet	1,250	10/1/2006	9/30/2011	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street	20th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	N/A
40	Factory Stores @ Lincoln City	1500 SE East Devils Lake Road	211	Lincoln City	OR	97367	Lincoln	Outlet	2,400	12/1/2010	1/31/2014	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
41	Factory Stores at North Bend	421 S. Fork Avenue SW.	421B	North Bend	WA	98045	King	Outlet	2,000	1/1/2010	1/31/2012	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
44	Folsom Pemium Outlets	1300 Folsom Blvd.	301	Folsom	CA	95630	Sacramento	Outlet	1,525	4/1/2008	3/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
45	Westfield Oakridge	925 Blossom Hill Road	Y4	San Jose	CA	95123	Santa Clara	Regional	1,353	10/3/2003	6/30/2013	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	12th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
46	Outlet Shops of La Marque	13017 Delaney Road	3D	La Marque	TX	77568	Galveston	Outlet	2,400	9/17/2007	12/16/2012	La Marque Outlet Development, LP.	c/o SugarOak Management Services LLC	481 Carlisle Drive		Herndon	VA	20170	Magnifique Parfumes and Cosmetics, Inc.	N/A
48	San Marcos Premium Outlets	3939 IH-35 South	203	San Marcos	TX	78666	Hays	Outlet	2,100	1/1/2011	12/31/2015	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street	20th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
49	Prime Outlets @ Hillsboro	101 Interstate Hwy. 35 NE	5	Hillsboro	TX	76645	Hill	Outlet	2,005	1/1/2005	12/31/2009	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
50	El Senorial Mall	Calle Parana, Local #26	26	Rio Piedras	PR	00926	San Juan	Regional	1,450	9/1/2004	10/31/2011	Developers Diversified Realty	c/o Developers Diversified Realty Corporation	3300 Enterprise Parkway		Beachwood	OH	44122	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
53	Queenstown Premium Outlets	432 Outlet Center Drive	B022	Queenstown	MD	21658	Queen Anne’s	Outlet	1,740	5/1/2010	5/31/2015	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street	20th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
54	Edinburgh Premium Outlets	11861 N. Executive Drive	A-140	Edinburgh	IN	46124	Bartholomew	Outlet	2,500	4/1/2008	3/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
60	Walden Galleria	Route 90 and Walden Avenue		Buffalo	NY	14225	Erie	Regional	812	9/5/2007	9/4/2017	Pyramid Company	c/o The Pyramid Management Group, Inc.	The Clinton Exchange	4 Clinton Square	Syracuse	NY	13202	Magnifique Parfumes and Cosmetics, Inc.	N/A
63	Kittery Premium Outlets III	345 US Route 1	P-24	Kittery	ME	03904	York	Outlet	1,280	6/1/2007	5/31/2012	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
65	Lighthouse Place Premium Outlets	909 Lighthouse Place		Michigan City	IN	46360	LaPorte	Outlet	1,427	1/1/2007	12/31/2011	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
68	Fashion Show Mall	3200 Law Vegas Boulevard	2345	Las Vegas	NV	89109	Clark	Regional	1,153	9/1/2003	8/31/2011	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
71	Gurnee Mills	6170 W. Grand Avenue	673	Gurnee	IL	60031	Lake	Outlet	1,630	9/1/2006	8/31/2016	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	Perfumania Holding Corporation
73	The Crossings Premium Outlets	1000 Route 611	B03	Tannersville	PA	18372	Monroe	Outlet	1,560	10/1/2006	9/30/2011	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
76	Gilroy Premium Outlets	8375-47 Arroya Circle Bldg. B&C	A047	Gilroy	CA	95020	Santa Clara	Outlet	2,000	2/1/2007	1/31/2017	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
80	Tanger Outlet Center	2601 S. McKenzie Street	240	Foley	AL	36535	Baldwin	Outlet	1,600	11/1/2007	10/31/2012	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
83	Prime Outlets @ Lake Elsinore	17600 Collier Avenue	C-125	Lake Elsinore	CA	92530	Riverside	Outlet	2,000	2/1/2007	1/31/2012	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	E Com Ventures, Inc.
84	North Georgia Premium Outlets	800 Hwy 400 South	790	Dawsonville	GA	30534	Dawson	Outlet	1,944	5/1/2007	4/30/2017	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
89	Mall of America I	219 North Garden Street	N-219	Bloomington	MN	55425	Hennepin	Regional	1,309	8/1/2002	1/31/2013	MOAC Holdings	60 East Broadway			Bloomington	MN	55425	Magnifique Parfumes and Cosmetics, Inc.	N/A
90	Mall of America II	372 North Garden Street	N-372	Bloomington	MN	55425	Hennepin	Regional	782	3/20/2003	1/31/2013	MOAC Holdings	60 East Broadway			Bloomington	MN	55425	Magnifique Parfumes and Cosmetics, Inc.	N/A
91	Conroe Outlets Shopping Center	1111 League Line Road	118	Conroe	TX	77303	Montgomery	Outlet	2,400	4/1/2008	3/31/2011	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
96	Palm Springs Mile	557 West 49th Street		Hialeah	FL	33012	Miami-Dade	Strip Center	1,529	1/24/2007	1/31/2017	Palm Springs Mile Associates LTD	419 West 48th Street	Suite 300		Hialeah	FL	33012	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
99	The Outlets at Casa Grande	2300 Tanger Dr. Bldg.	A-122	Casa Grande	AZ	85222	Pinal	Outlet	1,800	1/1/2009	12/31/2013	Allstate Realty Group	c/o Allstate Realty Group	21050 N. Pima Road	Suite 100	Scottsdale	AZ	85255	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
100	Five Oaks Factory Stores	1645 Parkway	350	Sevierville	TN	37862	Sevier	Outlet	2,000	10/1/2007	9/30/2012	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
102	Emerald Square Mall	999 South Washington St.	E-329	North Attleboro	MA	02760	Bristol	Regional	1,113	8/1/2010	1/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
105	Pheasant Lane Mall	310 Daniel Webster HWY.	E-107	Nashua	NH	03060	Hillsborough	Regional	1,357	2/1/2007	1/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
110	Coral Square Mall	9443 West Atlantic Boulevard	9443	Coral Springs	FL	33071	Broward	Regional	1,089	2/1/2010	1/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
114	Pembroke Lakes Mall	11401 Pine Blvd.	446	Pembroke Pines	FL	33026	Broward	Regional	1,455	5/1/2003	12/31/2013	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
115	Tanger Factory Outlet (Class Perf.)	4015 IH 35 South	325	San Marcos	TX	78666	Hays	Outlet	2,000	11/1/2006	10/31/2011	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
118	Woodbridge Center	459 Woodbridge Center Drive		Woodbridge	NJ	07095	Middlesex	Regional	1,543	2/1/2006	1/31/2013	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
119	The Outlets at Castlerock	5050 Factory Shops Blvd.	570	Castlerock	CO	80104	Douglas	Outlet	1,373	12/1/2007	11/30/2012	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	E Com Ventures, Inc.
120	Calhoun Premium Outlets	455 Belwood Road	17	Calhoun	GA	30701	Gordon	Outlet	1,500	1/1/2009	12/31/2015	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	N/A
121	Vacaville Premium Outlets	131 Nut Tree Road	131J	Vacaville	CA	95688	Solano	Outlet	2,000	11/1/2010	1/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	Perfumania Holding Corporation
122	Empire State Building	20 West 34th Street	37	New York	NY	10118	New York	Street	1,965	9/1/2010	1/31/2011	Empire State Building Company LLC	350 Fifth Avenue			New York	NY	10118	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
126	Lakeside Mall	14600 Lakeside Circle	2195	Sterling Heights	MI	48313	Macomb	Regional	1,204	5/1/2009	4/30/2019	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
127	Fairlane Towne Center	18900 Michigan Avenue	H318	Dearborn	MI	48126	Wayne	Regional	920	2/1/2006	1/31/2013	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
128	Sun Valley Mall	406 Sun Valley Mall	203	Concord	CA	94520	Contra Costa	Regional	1,605	2/1/2010	1/31/2015	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
130	Ellenton Premium Outlets	5299 Factory Shops Blvd.	605	Ellenton	FL	34222	Manatee	Outlet	1,498	9/1/2008	8/31/2015	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	N/A
131	Woodbury Common Premium Outlets	676 Bluebird Ct.	A-5	Central Valley	NY	10917	Orange	Outlet	1,290	6/1/2008	5/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
135	Prime Outlets - Jeffersonville	8470 Factory Shops Blvd.		Jeffersonville	OH	43128	Fayette	Outlet	1,046	1/1/2007	12/31/2011	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
137	Gainesville Factory Shops	4321 Interstate 35 North	285	Gainesville	TX	76240	Cooke	Outlet	1,269	9/1/2009	12/31/2014	Prism Company	c/o Woodcrest Management Company, L.C.	3113 South University Drive	Suite 600	Fort Worth	TX	76109	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
139	Potomac Mills	2700 Potomac Mills Circle	931	Prince William	VA	22192	Prince William	Outlet	1,243	10/1/2009	9/30/2016	Mills/Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
140	Las Vegas Outlet Center	7400 S. Las Vegas Blvd.	54	Las Vegas	NV	89123	Clark	Outlet	1,919	1/1/2004	12/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
141	Governor’s Square Mall	1500 Apalachee Parkway	1425	Tallahassee	FL	32301	Leon	Regional	936	4/1/2003	4/30/2012	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
144	Bayside Marketplace	401 Biscayne Blvd.		Miami	FL	33132	Miami-Dade	Entertainment	1,365	10/1/2003	9/30/2011	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
149	Stamford Town Center	100 Greyrock Place	F-123	Stamford	CT	06901	Fairfield	Regional	850	2/1/2008	1/31/2018	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
150	Mall del Norte	5300 San Dario	550	Laredo	TX	78041	Webb	Regional	1,180	12/1/2004	1/31/2011	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
153	Gwinnett Place Mall	2100 Pleasant Hill Road	122	Duluth	GA	30136	Gwinnett	Regional	1,274	10/1/2007	9/30/2012	Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
154	Northlake Mall	4800 Briarcliff Rd. NE	1024	Atlanta	GA	30345	DeKalb	Regional	1,369	10/1/2010	1/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
155	Tanger Factory Outlet Center	300 Tanger Blvd.	306	Branson	MO	65616	Taney	Outlet	2,000	1/1/2008	12/31/2012	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
156	Tanger Factory Outlet Center	1770 West Main Street	212	Riverhead	NY	11901	Suffolk	Outlet	2,000	8/1/2007	7/31/2012	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
164	Regency Square Mall	9501 Arlington Expwy.	91	Jacksonville	FL	32225	Duval	Regional	1,550	12/1/2005	12/31/2010	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
165	Great Mall of Milpitas	491 Great Mall Drive	491	Milpitas	CA	95035	Santa Clara	Outlet	1,475	1/1/2009	12/31/2014	Mills/Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
166	SuperMall of the Great Northwest	1101 SuperMall Way	1238	Auburn	WA	98001	King	Regional	1,500	9/1/2007	8/31/2012	Glimcher	c/o Glimcher Properties Limited Partnership	180 East Broad Street	21st Floor	Columbus	OH	43215	Magnifique Parfumes and Cosmetics, Inc.	N/A
167	Grove City Premium Outlets	1191 Leesburg	530	Grove City	PA	16127	Mercer	Outlet	1,632	9/1/2009	8/31/2019	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
168	Florida City Outlet Center	250 E. Palm Drive	375	Florida City	FL	33034	Miami-Dade	Outlet	1,248	1/1/2010	12/31/2019	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
170	Westchester Mall	8579 SW 24th Street	8579	Miami	FL	33155	Miami-Dade	Strip Center	1,500	1/1/2008	12/31/2010	Ideal Management Company	12602 North Kendall Drive			Miami	FL	33186	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
171	Belz Factory Outlet Mall I	2655 Teaster Lane	25	Pigeon Forge	TN	37863	Sevier	Outlet	2,083	1/1/2009	12/31/2011	Belz Enterprises	c/o Belz Enterprises	100 Peabody Place	Suite 1400	Memphis	TN	38103	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
173	Ford City Shopping Center	7601 S. Cicero Avenue	1338	Chicago	IL	60652	Cook	Regional	1,513	5/1/2002	4/30/2012	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
178	Altamonte Mall	451 E. Altamonte Dr.	1337	Altamonte Springs	FL	32701	Seminole	Regional	902	5/21/2003	5/31/2010	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
185	Pismo Beach Premium Outlets	333 Five Cities Drive	A018	Pismo Beach	CA	93449	San Luis Obispo	Outlet	1,500	1/1/2007	12/31/2011	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	N/A
186	Waterloo Premium Outlets	655 Route 318	A024	Waterloo	NY	13165	Seneca	Outlet	1,650	1/1/2005	4/30/2010	Chelsea/Simon Property Group	c/o CPG Partners, LP	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
187	Woodfield Mall	Golf Road & Route #53	F-121	Schaumburg	IL	60173	Cook	Regional	1,154	2/1/2006	1/31/2013	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
192	Metro Center Mall	9617 Metro Pkwy. W.	2068	Phoenix	AZ	85051	Maricopa	Regional	1,596	4/15/2005	4/30/2015	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	N/A
194	The Tower Shops @ Stratosphere	2000 S. Las Vegas Blvd.	D-3	Las Vegas	NV	89104	Clark	Regional	800	2/1/2010	1/31/2012	Stratosphere Leasing	2000 Las Vegas Boulevard			Las Vegas	NV	89104	Magnifique Parfumes and Cosmetics, Inc.	N/A
198	Macomb Mall	32233 Gratiot Avenue	630	Roseville	MI	48066	Macomb	Regional	784	2/1/2008	1/31/2013	Thor Galleria	c/o Thor Equities, LLC	25 West 39th Street		New York	NY	10018	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
203	Tanger Outlet Center	2990 Cook Road	115	West Branch	MI	48661	Ogemaw	Outlet	2,000	2/1/2011	1/31/2013	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
204	Williamsburg Premium Outlets	5699 Richmond Rd.	20 A005	Williamsburg	VA	23188	James City	Outlet	1,600	10/1/2009	9/30/2019	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	N/A
205	Tanger Factory Outlet Center	2796 Tanger Way	202	Barstow	CA	92311	San Bernadino	Outlet	2,500	2/1/2011	1/31/2014	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
206	Palisades Center	1372 Palisades Center Drive	A-105	West Nyack	NY	10994	Rockland	Regional	1,500	8/1/2004	1/31/2015	Pyramid Company	c/o The Pyramid Management Group, Inc.	The Clinton Exchange	4 Clinton Square	Syracuse	NY	13202	Magnifique Parfumes and Cosmetics, Inc.	N/A
207	Boynton Beach Mall	801 N. Congress Avenue	873	Boynton Beach	FL	33426	Palm Beach	Regional	1,293	6/1/2007	5/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
209	Tanger Outlet Center Midway	35016 Midway Outlet Dr.	319	Rehoboth Beach	DE	19971	Sussex	Outlet	2,000	8/1/2010	7/31/2015	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
210	Gulfport Premium Outlets	10775 Factory Outlet Blvd.	775	Gulfport	MS	39503	Harrison	Outlet	1,385	11/1/2007	10/31/2012	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
213	Prime Outlets at Vero Beach	1876 94th Drive	C-150	Vero Beach	FL	32966	Indian River	Outlet	1,440	9/1/2007	8/31/2010	Vero Fashion Outlet LLC	c/o Stoltz Management of Delaware, Inc.	725 Conshohocken State Road		Bala Cynwyd	PA	19004	Magnifique Parfumes and Cosmetics, Inc.	N/A
219	Preferred Outlets at Laughlin	1955 S. Casino Drive.	340	Laughlin	NV	89029	Clark	Outlet	1,265	8/1/2006	7/31/2011	Horizon Group Properties	c/o The Woodmont Company	Attn: Frederick J. Meno	2100 W. 7th Street	Fort Worth	TX	76107	Magnifique Parfumes and Cosmetics, Inc.	N/A
221	Oakwood Plaza North	3501 Oakwood Boulevard	5	Hollywood	FL	33020	Broward	Regional	2,200	8/7/2007	8/31/2012	Kimco Realty	c/o Kimco Realty Corp.	3333 New Hyde Park Road	Suite 100	New Hyde Park	NY	11042	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
222	Kendale Lakes Mall	13905 SW 88th Street		Miami	FL	33186	Miami-Dade	Strip Center	1,913	2/20/2007	2/29/2012	Kimco Realty	c/o Kimco Realty Corp.	3333 New Hyde Park Road	Suite 100	New Hyde Park	NY	11042	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
223	Tanger Factory Outlet Center	301 Tanger Drive, Suite #227	227	Terrell	TX	75160	Kaufman	Outlet	2,000	11/1/2010	10/31/2013	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
224	Tanger Factory Outlet Center	1000 Tanger Drive, Suite #410	404	Locust Grove	GA	30248	Henry	Outlet	2,000	1/1/2006	12/31/2015	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
225	Orlando Airport	1Airport Blvd N. Terminal Complex Sp.	2	Orlando	FL	32827	Orange	Transportation	985	3/15/2005	3/31/2011	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	E Com Ventures, Inc.
226	Treasure Coast Square	3192 NW Federal Highway		Jensen Beach	FL	34957	Martin	Regional	1,450	9/1/2009	8/31/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
227	Outlets at Anthem	4250 W. Anthem Way	470	Phoenix	AZ	85086	Maricopa	Outlet	1,138	9/24/2009	9/30/2014	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
232	Florida Mall	8001 S. Orange Blossom Trail	890A	Orlando	FL	32809	Orange	Regional	917	8/2/2008	8/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
233	Gurnee Mills	6170 W. Grand Avenue	469	Gurnee	IL	60031	Lake	Outlet	991	9/1/2006	8/31/2016	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
236	Rio Piedras	104 De Diego Street		Rio Piedras	PR	00925	San Juan	Street	2,337	1/15/2006	1/14/2011	Roberto Del Moral	Condominio Sentrun Plaza	273 Uruguay Street PHB		San Juan	PR	00917	Perfumania Puerto Rico, Inc.	N/A
238	La Plaza Mall	2200 S. 10th. Street	E-6	McAllen	TX	78503	Hidalgo	Regional	780	2/1/2006	1/31/2016	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
241	Ontario Mills	1 Mills Circle, Suite #411	411	Ontario	CA	91764	San Bernadino	Outlet	1,496	12/1/2006	12/31/2010	Mills/Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
242	Ontario Mills	1 Mills Circle, Suite #634	100	Ontario	CA	91764	San Bernadino	Outlet	1,595	3/17/2007	11/30/2011	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
245	Plaza Palma Real	St. Rd.3, KM 78.20, Rio Abajo	C128	Humacao	PR	00791	Humacao	Regional	2,000	2/1/2006	1/31/2011	Developers Diversified Realty	3300 Enterprise Parkway			Beachwood	OH	44122	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
250	Lake George Plaza	Route 9, Space #4	4	Lake George	NY	12845	Warren	Outlet	2,167	12/1/2008	11/30/2013	Greenridge Management Corp.	701 Westchester Avenue	Suite 310W		White Plains	NY	10604	Magnifique Parfumes and Cosmetics, Inc.	N/A
251	Tanger Factory Outlet II	800 Steven B. Tanger Blvd.	406	Commerce	GA	30529	Jackson	Outlet	2,000	8/1/2006	7/31/2011	Tanger Companies	3200 Northline Avenue			Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
253	Astoria	31-18 Steinway Street, Long Island City		Astoria	NY	11103	Queens	Street	2,000	8/1/2006	7/31/2011	Mebrin Last	30-32 Steinway Street			Astoria	NY	11103	Magnifique Parfumes and Cosmetics, Inc.	N/A
257	Lincoln Road Mall	332 Lincoln Road		Miami Beach	FL	33139	Miami-Dade	Street	2,436	12/1/2008	11/30/2011	Arkin Associates	c/o L. Jules Arkin	3835 La Posada Drive		Palm Beach Gardens	FL	33410	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
258	Plaza Centro Mall	200 Avenue Rafael Cordero	57	Caguas	PR	00725	Caguas	Street	1,500	4/1/2006	3/31/2011	MJS Caguas Limited Partnership	c/o J & W Management Corp.	505 Park Avenue	3rd Floor	New York	NY	10022	Perfumania Puerto Rico, Inc.	N/A
260	Mall at Cortana	9843 Cortana Place	10	Baton Rouge	LA	70815	East Baton Rouge	Regional	1,320	2/1/2007	1/31/2012	Janoff & Olshan Inc.	654 Madison Avenue			New York	NY	10021	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
262	Staten Island Mall	2655 Richmond Avenue	1230	Staten Island	NY	10314	Richmond	Regional	1,363	8/1/2009	7/31/2014	General Growth Properties	110 N. Wacker Drive			Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A

1 of 4

Stores

STORE #	LOCATION	ADDRESS	SPACE	CITY	STATE	ZIP	COUNTY	TYPE	SF	LEASE COMMENCEMENT	LEASE EXPIRATION	DEVELOPER	DEVELOPER ADDRESS	DEVELOPER ADDRESS 2	DEVELOPER ADDRESS 3	DEVELOPER CITY	STATE	ZIP CODE	LESSEE	GUARANTOR
264	West Oaks Mall	9401 W. Colonial Drive	243	Ocoee	FL	34761	Orange	Regional	1,172	10/1/2006	9/30/2016	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
266	Hilton Head Factory Stores	1414 Fording Island Rd.	C170	Bluffton	SC	29910	Beaufort	Outlet	1,500	5/1/2007	4/30/2012	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
268	Gaffney Premium Outlets	One Factory Shops Blvd.	445	Gaffney	SC	29341	Cherokee	Outlet	984	12/1/2006	11/30/2011	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
269	Westland Mall	1695 W. 49th Street	1520	Hialeah	FL	33012	Miami-Dade	Regional	1,400	7/1/2009	6/30/2019	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
270	Arizona Mills	5000 Arizona Mills Circle	247	Tempe	AZ	85282	Maricopa	Outlet	3,737	12/1/2007	11/30/2017	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
271	Arizona Mills	5000 Arizona Mills Circle	386	Tempe	AZ	85282	Maricopa	Outlet	1,224	12/1/2006	11/30/2011	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
273	Superstition Springs Center	6555 E. Southern Avenue	K-03	Mesa	AZ	85282	Maricopa	Regional	1,344	7/13/2007	4/30/2017	Macerich	c/o Macerich Management Company	401 Wilshire Boulevard	Suite 700	Santa Monica	CA	90407	Magnifique Parfumes and Cosmetics, Inc.	N/A
275	Rockvale Square	35 South Willow Drive		Lancaster	PA	17602	Lancaster	Outlet	1,550	3/1/2009	2/28/2014	Fisher	c/o PA Outlet Management Company	35 S. Willowdale Drive	Suite 127	Lancaster	PA	17602	Magnifique Parfumes and Cosmetics, Inc.	N/A
277	Grapevine Mills	3000 Grapevine Mills Pkwy.	303	Grapevine	TX	76051	Tarrant	Outlet	1,199	11/1/2007	10/31/2017	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
278	Grapevine Mills	3000 Grapevine Mills Pkwy.	515	Grapevine	TX	76051	Tarrant	Outlet	3,442	11/1/2007	10/31/2017	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
279	Jackson Heights	37-50 82nd Street		Jackson Heights	NY	11372	Queens	Street	2,000	1/1/2007	12/31/2011	Clark Stores	551 Bardini Drive			Melville	NY	11747	Magnifique Parfumes and Cosmetics, Inc.	N/A
280	Plaza del Norte	Calle Truncado Space # C-110A	C110	Hatillo	PR	00659	Hatillo	Regional	2,040	12/17/2003	12/31/2013	Developers Diversified Realty	Plaza Del Norte	506 Truncano Street		Hatillo	PR	00659	Perfumania Puerto Rico, Inc.	N/A
281	Coastland Center	2004 9th Street North	F5	Naples	FL	34102	Collier	Regional	1,374	6/1/2006	3/31/2016	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
283	Camarillo Premium Outlets	990 Camarillo Center Dr.	1024	Camarillo	CA	93010	Ventura	Outlet	1,588	10/1/2008	9/30/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
284	Wrentham Village Premium Outlets	One Premium Outlet Blvd.	215	Wrentham	MA	02093	Norfolk	Outlet	1,788	11/1/2007	10/31/2017	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
292	Cielo Vista Mall	8401 Gateway Blvd. West	J-03	El Paso	TX	79925	El Paso	Regional	1,050	2/1/2007	1/31/2012	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
293	Sunland Park Mall	750 Sunland Park Drive	E-12	El Paso	TX	79912	El Paso	Regional	1,340	2/1/2007	1/31/2012	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
295	Fashion Centre @ Pentagon City	1100 S. Hayes St.	U-06	Arlington	VA	22202	Arlington	Regional	1,300	9/1/2007	8/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
296	Briarwood Mall	100 Briarwood Circle	D-136	Ann Arbor	MI	48108	Washtenaw	Regional	754	2/1/2009	1/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
297	Outlet Mall at Canovanas	18400 State Road #3 Barrio Pueblo	175	Canovanas	PR	00729	Canovanas	Outlet	2,109	1/1/2009	12/31/2015	Justin Tirri	c/o Belz Enterprises	100 Peabody Place	Suite 1400	Memphis	TN	38103	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
300	Fashion Outlet of Las Vegas	32100 Las Vegas Blvd.	426	Primm	NV	89109	Clark	Outlet	1,248	2/1/2008	1/31/2013	FOLV Management	c/o Talisman Companies	4000 Ponce de Leon Boulevard	Suite 420	Coral Gables	FL	33146	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
301	Town Center at Boca Raton	6000 Glades Road	1179	Boca Raton	FL	33431	Palm Beach	Regional	563	12/1/2009	1/31/2011	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
302	Tuscola Outlet Center	400 Tuscola Blvd.	B3	Tuscola	IL	61953	Douglas	Outlet	1,200	2/1/2011	1/31/2013	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
304	Concord Mills	8111 Concord Mills Blvd.	272	Concord	NC	28027	Cabarrus	Outlet	1,458	8/1/2006	7/31/2011	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
305	Riverchase Galleria	2000 Riverchase Galleria	157A	Birmingham	AL	35244	Jefferson	Regional	1,024	11/6/2009	10/31/2019	General Growth Properties	110 N. Wacker Drive			Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
306	Eastland Center	18000 Vernier Road	107	Harper Woods	MI	48225	Wayne	Regional	1,200	7/1/2009	6/30/2014	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
308	Plaza Cayey Centro	8000 Avenida Jesus de Pinero	3	Cayey	PR	00736	Cayey	Regional	2,015	12/4/2001	12/31/2010	Developers Diversified Realty	c/o Developers Diversified Realty Corporation	3300 Enterprise Parkway		Beachwood	OH	44122	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
309	Silver Sands Factory Stores	10406 W. Emerald Coast Parkway	200	Destin	FL	33255	Okaloosa	Outlet	1,500	7/25/2001	7/31/2011	Silver Sand Joint Venture	P.O. Box 16167			Mobile	AL	36616	Magnifique Parfumes and Cosmetics, Inc.	N/A
310	Westfield Trumbull	5065 Main Street	189	Trumbull	CT	06611	Fairfield	Regional	967	8/1/2005	1/31/2016	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
311	Shoppingtown Countryside	27001 US Highway 19 N.	2006	Clearwater	FL	33761	Pinellas	Regional	1,302	6/27/2005	6/30/2015	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
312	Westfield Brandon	459 Brandon Town Center	357	Brandon	FL	33511	Hillsborough	Regional	1,927	7/1/2005	6/30/2015	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
313	Rexville Town Center	St. Rd. 167, km. 176	H7	Bayamon	PR	00957	Bayamon	Regional	2,000	12/15/2003	12/31/2013	Kimco Realty	c/o Kimco Realty Corp.	3333 New Hyde Park Road	Suite 100	New Hyde Park	NY	11042	Perfumania Puerto Rico, Inc.	N/A
315	Haywood Mall	700 Haywood Road	1033A	Greenville	SC	29607	Greenville	Regional	1,202	2/1/2009	1/31/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
316	Tucson Mall	4500 N. Oracle Road	195	Tucson	AZ	85705	Pima	Regional	776	6/1/2004	3/31/2014	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
317	Westland Mall	35000 West Warren Road	613	Westland	MI	48185	Wayne	Regional	1,105	1/1/2006	12/31/2010	Trademark Property Co.	c/o Trademark Management, LTD	1600 West 7th Street		Fort Worth	TX	76102	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
319	Town Center at Cobb	400 Ernest W. Barret Pkwy NW.	D-09	Kennesaw	GA	30144	Cobb	Regional	860	5/27/2005	5/31/2015	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
320	Louisiana Boardwalk	494 Boardwalk Boulevard	494	Bossier City	LA	71111	Bossier	Outlet	1,048	6/1/2010	5/31/2015	O&S Holdings	c/o O&S Holdings LLC	340 The Bridge Street		Huntsville	AL	35806	Magnifique Parfumes and Cosmetics, Inc.	N/A
321	Plaza Carolina Mall	Avenida Fragoso Villa Fontana	410	Carolina	PR	00983	Carolina	Regional	1,265	6/20/2008	6/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
323	Puerto Rico Premium Outlets	415 Prime Outlets Boulevard	415	Barceloneta	PR	00617	Barceloneta	Outlet	1,964	7/1/2005	6/30/2010	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
326	St. Augustine Premium Outlets	2700 State Road 16	210	St. Augustine	FL	32092	St. Johns	Outlet	1,606	9/1/2006	8/31/2011	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
327	Plaza del Sol Mall	725 Avenida West Main	1010	Bayamon	PR	00961	Bayamon	Regional	1,540	12/1/2007	11/30/2012	Developers Diversified Realty	c/o Developers Diversified Realty Corporation	3300 Enterprise Parkway		Beachwood	OH	44122	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
328	Harlem Irving Plaza	4134 North Harlem		Norridge	IL	60634	Cook	Regional	1,657	10/18/2007	10/31/2017	Harlem Irving Company	c/o The Harlem Irving Companies, Inc.	4104 North Harlem Avenue		Norridge	IL	60706	Magnifique Parfumes and Cosmetics, Inc.	N/A
329	McCarran Airport	5757 Wayne Newton Boulevard	186	Las Vegas	NV	89111	Clark	Transportation	704	10/5/2010	10/31/2015	Clark County	Postal Box 11005			Las Vegas	NV	89111- 1005	Magnifique Parfumes and Cosmetics, Inc.	N/A
330	Westfield Santa Anita	400 South Baldwin Avenue	T-44	Arcadia	CA	91007	Los Angeles	Regional	1,499	10/1/2004	6/30/2014	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
331	Las Catalinas Mall	Carretera Estatal PR-52	690	Caguas	PR	00725	Caguas	Regional	1,916	4/1/2008	3/31/2018	Vornado Realty	c/o Vornado Realty L.P.	888 Seventh Avenue		New York	NY	10019	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
332	Great Lakes Crossing	4512 Baldwin Road	837	Auburn Hills	MI	48326	Oakland	Regional	1,620	2/1/2008	1/31/2018	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
333	Mall of the Americas	7795 West Flagler Street	M24	Miami	FL	33144	Miami-Dade	Regional	5,182	8/1/2008	7/31/2009	Sterling Center Corporation	c/o Sterling Organization	7827 West Flagler Street		Miami	FL	33144	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
334	Ocean City Factory Outlets	12741 Ocean Gateway	631	Ocean City	MD	21842	Worcester	Outlet	1,600	9/1/2010	2/28/2013	The Cordish Company	c/o The Cordish Company	The Power Plant	610 East Pratt Street, 6th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
336	Seattle Premium Outlets	10600 Squil Ceda Boulevard	600-C	Tulalip	WA	98271	Snohomish	Outlet	1,038	5/5/2005	5/31/2012	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
337	Barton Creek Square	2901 S. Capital of Texas Highway	E-6D	Austin	TX	78746	Travis	Regional	888	12/1/2010	1/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
338	Cincinnati Mall	816 Cincinnati Mills Dr.	B-126	Cincinnati	OH	45240	Hamilton	Outlet	1,076	8/19/2004	8/31/2011	North Star Realty Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
340	Irvine Spectrum Center	99 Fortune Dr.	717	Irvine	CA	92618	Orange	Lifestyle	887	9/30/2005	1/22/2011	Irvine Co	c/o The Irvine Company	550 Newport Center Drive		Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
341	Firewheel Town Center	470 Cedar Sage	L-5	Garland	TX	75040	Dallas	Lifestyle	1,481	10/7/2005	1/31/2011	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
342	River Oaks Center	96 River Oaks Center	OC31	Calumet City	IL	60409	Cook	Regional	1,539	4/1/2005	3/31/2015	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
345	Allen Premium Outlets	820 West Stacy Rd.	171	Allen	TX	75013	Collin	Outlet	2,727	4/24/2004	4/30/2014	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
346	Las Americas Premium Outlets	4125 Camino de la Plaza	A-406	San Diego	CA	92173	San Diego	Outlet	2,000	5/20/2005	5/31/2015	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
347	Northlake Mall	6801 Northlake Mall Dr.	260	Charlotte	NC	28216	Mecklenburg	Regional	1,371	9/15/2005	1/31/2013	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
348	Edison Mall	4125 Cleveland Avenue	1356	Ft. Myers	FL	33901	Lee	Regional	1,194	2/1/2009	1/31/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
349	Prien Lake Mall	560 West Prien Lake Road	F08A	Lake Charles	LA	70601	Calcasieu	Regional	966	2/1/2009	1/31/2014	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
350	Longview Mall	3500 McCann Rd.	H-1	Longview	TX	75605	Gregg	Regional	794	12/1/2009	11/30/2014	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
352	Carolina Premium Outlets	1025 Industrial Park Dr.	300-B	Smithfield	NC	27577	Johnston	Outlet	1,250	4/16/2004	4/30/2014	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
353	Plaza Las Americas	525 Ave. F.D. Roosevelt	193	San Juan	PR	00918	San Juan	Regional	2,715	7/1/2005	6/30/2012	Plaza las Americas	P.O. Box 363268			San Juan	PR	00936	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
355	Hagerstown Premium Outlets	Prime Outlets Boulevard	655	Hagerstown	MD	21740	Washington	Outlet	1,610	12/1/2008	11/30/2015	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street		Baltimore	MD	21201	Magnifique Parfumes and Cosmetics, Inc.	N/A
356	Jersey Gardens	1000 Kapkowki Road	2214	Elizabeth	NJ	07201	Union	Outlet	1,433	2/1/2009	1/31/2014	Glimcher	c/o Glimcher Properties Limited Partnership	180 East Broad Street	21st Floor	Columbus	OH	43215	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
357	Citrus Park Town Center	7838 Citrus Park Town Center	7838	Tampa	FL	33625	Hillsborough	Regional	1,282	1/1/2009	1/31/2019	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
360	The Block @ Orange	20 City Blvd. W. Bldg. B.	421	Orange	CA	92868	Orange	Outlet	1,959	2/1/2009	1/31/2014	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
366	Plaza del Caribe	Suite 2050 Ponce Bypass	124	Ponce	PR	00716	Ponce	Regional	1,767	7/1/2006	6/30/2013	Plaza del Caribe SE	P.O. Box 363268			San Juan	PR	00936	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
367	Mayaguez Mall	975 Avenida Hostos	180	Mayaguez	PR	00680	Mayaguez	Regional	2,220	3/1/2007	2/29/2012	Empresas Puerto Riquenas	P.O. Box 366006			San Juan	PR	00936	Perfumania Puerto Rico, Inc.	N/A
368	Tanger Factory Outlet Center	10835 Kings Road	210	N. Myrtle Beach	SC	29572	Horry	Outlet	1,951	5/22/2004	5/31/2011	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
369	Colorado Mills	14500 West Colfax Avenue	169	Lakewood	CO	80401	Jefferson	Outlet	1,320	5/8/2009	5/31/2016	Mills/Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
370	Woodburn Company Stores	101 Arney Road	412	Woodburn	OR	97071	Marion	Outlet	1,456	11/1/2007	10/31/2012	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
371	Aurora Farms Premium Outlets	549 S. Chillicothe Road	220	Aurora	OH	44202	Portage	Outlet	1,500	4/1/2008	3/31/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
373	Citadel Outlets Shopping Center	100 Citadel Drive	440	Commerce	CA	90040	Los Angeles	Outlet	1,242	10/1/2010	1/31/2016	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
374	Chicago Premium Outlets	1650 Premium Outlet Boulevard	1277	Aurora	IL	60502	Kane	Outlet	902	5/21/2004	5/31/2014	Chelsea/Simon Property Group	c/o Chelsea Proerty Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
375	Las Vegas Premium Outlets	705 S Grand Central Parkway	1029	Las Vegas	NV	89106	Clark	Outlet	1,640	8/1/2003	8/31/2013	Chelsea/Simon Property Group	c/o Chelsea Proerty Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
376	Round Rock Premium Outlets	4401 N. IH 35	747	Round Rock	TX	78664	Williamson	Outlet	1,198	8/3/2006	8/31/2016	Chelsea/Simon Property Group	c/o Chelsea Proerty Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
377	Sunrise Mall	2370 N. Expressway	1144	Brownsville	TX	78664	Cameron	Regional	1,193	2/1/2004	1/31/2014	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
379	The Mall at Wellington Green	10300 W. Forest Hills Boulevard	131	Wellington	FL	33414	Palm Beach	Regional	1,502	1/1/2010	12/31/2015	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
380	St. Louis Mills	5555 St. Louis Mills Boulevard	286	Hazelwood	MO	63042	St. Louis	Outlet	1,358	11/13/2003	11/30/2010	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
381	Oglethorpe Mall	7804 Abercorn Extension	57	Savannah	GA	31406	Chatham	Regional	1,600	3/26/2003	12/31/2010	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
382	Plaza at King of Prussia	160 N. Gulph Road	2114	King of Prussia	PA	19046	Montgomery	Regional	1,000	7/11/2004	7/31/2014	Kravco	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
383	North Star Mall	7400 San Pedro	1020	San Antonio	TX	78216	Bexar	Regional	940	10/14/2004	10/31/2012	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
384	Imperial Valley Mall	3451 S. Dogwood Avenue	1480	El Centro	CA	92243	Imperial	Regional	1,040	4/1/2010	3/31/2015	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
385	Triangle Town Center	5959 Triangle Town Boulevard	FU2051	Raleigh	NC	27616	Wake	Regional	1,212	2/1/2010	1/31/2013	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	Perfumania Holdings, Inc.
386	Shoppingtown Franklin Park	5001 Monroe Street	1840	Toledo	OH	43623	Lucas	Regional	1,352	5/6/2005	6/30/2015	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
387	Valley River Center	293 Valley River Center	G-28	Eugene	OR	97401	Lane	Outlet	1,003	10/8/2004	9/30/2014	Macerich	c/o Macerich Management Company	401 Wilshire Boulevard	Suite 700	Santa Monica	CA	90407	Magnifique Parfumes and Cosmetics, Inc.	N/A
388	Tanger Factory Outlet Center	120 Laconia Road	219	Tilton	NH	03276	Belknap	Outlet	2,000	11/1/2010	10/31/2012	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
389	The Shops at La Cantera	15900 La Cantera Parkway	11090	San Antonio	TX	78256	Bexar	Lifestyle	1,057	9/16/2005	9/30/2015	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
390	Westfield Wheaton	11160 Veirs Mill Road	B206A	Wheaton	MD	20902	Montgomery	Regional	1,000	5/3/2005	6/30/2015	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
391	Atlantic City Outlets	104 N. Michigan Avenue	200-B1	Atlantic City	NJ	08401	Atlantic	Outlet	1,242	6/1/2010	5/31/2015	The Cordish Company	c/o The Cordish Company	The Power Plant	610 East Pratt Street, 6th Floor	Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	N/A
392	Westfield Southcenter	633 Southcenter	240	Tukwila	WA	98188	King	Regional	923	4/27/2005	1/31/2015	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
393	Rio Grande Valley	5001 East Expressway 83	600G	Mercedes	TX	78570	Hidalgo	Outlet	1,108	11/2/2006	11/30/2016	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
394	North Park Center	8687 N. Central Expressway	2356	Dallas	TX	75225	Dallas	Regional	1,484	6/9/2006	1/8/2011	Northpark Partners LP	8080 North Central Expressway	Suite 100		Dallas	TX	75206	Magnifique Parfumes and Cosmetics, Inc.	N/A
395	Glenbrook Square	4201 Coldwater Road	C-6	Fort Wayne	IN	46805	Allen	Regional	1,128	7/1/2006	6/30/2016	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
396	Coconut Point	23106 Fashion Drive	W10	Estero	FL	33928	Lee	Lifestyle	1,113	11/10/2006	11/30/2016	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
398	Forum at Olympia	8332 Agora Pkwy.	112	Selma	TX	78154	Bexar	Strip Center	1,500	4/20/2006	4/30/2011	SA Development Company	c/o AVR Realty Company, LLC	One Executive Boulevard		Yonkers	NY	10701	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
399	Fairway Marketplace	5672-A Fairmont Parkway	78	Pasadena	TX	77505	Harris	Strip Center	1,839	7/1/2011	6/30/2014	Kimco Realty	c/o Kimco Realty Corp.	3333 New Hyde Park Road	Suite 100	New Hyde Park	NY	11042	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
402	Trenton Crossing	7600 North 10th Street	2	McAllen	TX	78503	Hidalgo	Strip Center	2,200	7/24/2006	7/31/2011	Inland SW Management	c/o Inland Southwest Management, LLC	2901 Butterfield Road		Oak Brook	IL	60523	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
403	Queens Center Mall	90-15 Queens Boulevard	2093	Elmhurst	NY	11373	Queens	Regional	1,438	3/26/2004	6/30/2014	Macerich	c/o Macerich Management Company	401 Wilshire Boulevard	Suite 700	Santa Monica	CA	90407	Magnifique Parfumes and Cosmetics, Inc.	N/A
407	Kings Plaza Mall	5100 Kings Plaza Road	132	Brooklyn	NY	11234	Kings	Regional	1,401	11/11/2004	11/30/2014	Vornado Realty	c/o Vornado Realty L.P.	888 Seventh Avenue		New York	NY	10019	Magnifique Parfumes and Cosmetics, Inc.	N/A
408	Quakerbridge Mall	164 Quakerbridge Mall	2026	Lawrenceville	NJ	08648	Mercer	Regional	1,200	5/3/2003	12/31/2012	Kravco	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
414	Newport Center Mall	30-112A Mall Drive West	A-16	Jersey City	NJ	07310	Hudson	Regional	1,302	4/1/2003	3/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
417	Lakeline Mall	11200 Lakeline Mall Drive	K-4	Cedar Park	TX	78613	Williamson	Regional	1,137	3/26/2006	3/31/2011	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
422	Hanes Mall	3320 Silas Creek Parkway	BL-224	Winston-Salem	NC	27103	Forsyth	Regional	1,628	8/12/2006	8/31/2011	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
425	Green Acres Mall	1102 Green Acres Mall Road	61	Valley Stream	NY	11581	Nassau	Regional	658	8/1/2004	7/31/2014	Vornado Realty	c/o Vornado Realty L.P.	888 Seventh Avenue		New York	NY	10019	Ten Kesef II, Inc.	N/A
427	Cary Towne Center	1105 Walnut Street	E-4448	Cary	NC	27511	Wake	Regional	1,875	7/13/2006	7/31/2011	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
429	Arbor Place	6700 Douglas Boulevard	1240	Douglasville	GA	30135	Douglas	Regional	1,497	8/10/2006	8/31/2011	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
433	Village at Sandhill	481 Town Center Place	H-105	Columbia	SC	29229	Richland	Lifestyle	1,794	2/23/2007	2/28/2012	Kahn Development	101 Flintlake Rd			Columbia	SC	29202	Magnifique Parfumes and Cosmetics, Inc.	N/A
434	Chesterfield Mall	291 Chesterfield Mall	1100	Chesterfield	MO	63017	St. Louis	Regional	1,163	9/1/2006	6/30/2016	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
436	West County Center	80 West County Centre	2095	Des Peres	MO	63131	St. Louis	Regional	1,332	7/1/2010	6/30/2011	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
438	Westfield Garden State Plaza	1 Garden State Plaza	1153	Paramus	NJ	07652	Bergen	Regional	1,226	3/1/2006	6/30/2012	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
439	Town East Mall	1154 Town East Mall	1154	Mesquite	TX	75150	Dallas	Regional	1,034	7/1/2004	10/31/2010	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
440	Rockaway Townsquare	301 Mt. Hope Avenue	1035	Rockaway	NJ	07866	Morris	Regional	1,036	5/30/2006	5/31/2016	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
441	Gettysburg Village Factory Outlet	1863 Baltimore Street	J-630	Gettysburg	PA	17325	Adams	Outlet	1,200	8/1/2006	7/31/2016	Horizon Group Properties	c/o Horizon Group Properties	5000 Hakes Drive	Suite 500	Muskegon	MI	49441	Magnifique Parfumes and Cosmetics, Inc.	N/A

2 of 4

Stores

STORE #	LOCATION	ADDRESS	SPACE	CITY	STATE	ZIP	COUNTY	TYPE	SF	LEASE COMMENCEMENT	LEASE EXPIRATION	DEVELOPER	DEVELOPER ADDRESS	DEVELOPER ADDRESS 2	DEVELOPER ADDRESS 3	DEVELOPER CITY	STATE	ZIP CODE	LESSEE	GUARANTOR
442	Parkdale Mall	6155 Eastex Freeway	H-812	Beaumont	TX	77706	Jefferson	Regional	1,283	9/26/2006	9/30/2016	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
445	Fountains on the Lake	12578 Fountain Lake Circle	80	Stafford	TX	77477	Fort Bend	Strip Center	2,000	8/13/2006	8/31/2011	Dunhill Partners	c/o Dunhill Property Management	3100 Monticello	Suite 300	Dallas	TX	75205	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
447	Pinnacle Hills Promenade	2203 S. 45th Street	G-180	Rogers	AR	72758	Benton	Lifestyle	1,180	10/4/2006	9/30/2013	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
448	Lynnhaven Mall	701 Lynnhaven Parkway	F-02A	Virginia Beach	VA	23452	Virginia Beach	Regional	1,100	9/30/2006	9/30/2016	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
449	Sunrise Mall	1 Sunrise Mall	1200	Massapequa	NY	11758	Nassau	Regional	1,260	9/1/2006	6/30/2016	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
451	Westfield Capital	625 Black Lake Boulevard	F-6	Olympia	WA	98502	Thurston	Regional	1,329	3/28/2008	5/31/2018	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
452	Northwoods Mall	2150 Northwoods Boulevard	C-05	N. Charleston	SC	29406	Charleston	Regional	1,837	9/29/2006	9/30/2011	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
453	Lake Square Mall	10401 US Highway 441	0072	Leesburg	FL	34788	Lake	Regional	1,861	10/21/2006	10/31/2016	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
454	Seminole Town Center	200 Towne Center Circle	J09	Sanford	FL	32771	Seminole	Regional	1,369	10/15/2006	10/31/2016	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
455	The Outlets at Hershey	148 Outlet Square	148	Hershey	PA	17033	Dauphin	Outlet	1,600	7/14/2007	7/31/2012	Rockvale Outlets Lancaster	46 Outlet Square			Hershey	PA	17033	Magnifique Parfumes and Cosmetics, Inc.	N/A
457	Oak Court Mall	4465 Poplar Avenue	2600	Memphis	TN	38117	Shelby	Regional	1,398	11/11/2006	11/30/2011	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
458	Penn Station-Amtrak Main	7th Avenue & West 32 Street		New York	NY	10001	New York	Transportation	1,005	6/1/2009	11/30/2014	AMTRAK	Amtrak 30th Street Station	30th and Market Streets		Philadelphia	PA	19104	Magnifique Parfumes and Cosmetics, Inc.	N/A
459	Town Square	6587 Las Vegas Boulevard	B-186	Las Vegas	NV	89119	Clark	Lifestyle	1,100	11/14/2007	11/30/2017	Turnberry Centra Sub LLC	c/o Turnberry Associates	19501 Biscayne Boulevard	Suite 400	Aventura	FL	33180	Magnifique Parfumes and Cosmetics, Inc.	N/A
460	Northfield at Stapleton	8246-1430 E. 49th Ave.	1430	Denver	CO	80238	Denver	Lifestyle	1,133	10/26/2006	10/31/2011	Forest City Enterprises	Terminal Tower	50 Public Square	Suite 1360	Cleveland	OH	44113	Magnifique Parfumes and Cosmetics, Inc.	N/A
461	Westfield Meriden	470 Lewis Ave.	2072A	Meriden	CT	06451	New Haven	Regional	1,488	11/2/2006	1/31/2016	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
462	Philadelphia Premium Outlets	18 Light Cap Road	1055	Pottstown	PA	19464	Montgomery	Outlet	931	9/10/2007	11/30/2017	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
463	Carolina Place	11025 Carolina Place Parkway	A-16	Pineville	NC	28134	Mecklenburg	Regional	1,194	9/12/2008	9/30/2017	General Growth Properties	110 N. Wacker Drive			Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
464	Tanger Outlet @ The Arches	152 The Arches Circle	417	Deer Park	NY	11729	Suffolk	Outlet	2,002	10/22/2008	10/31/2013	Tanger Companies	3200 Northline Avenue	Suite 360		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
466	Miami International Mall	1455 NW 107 Ave.	232	Miami	FL	33172	Miami-Dade	Regional	1,055	4/30/2007	4/30/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
467	Genesee Valley Center	3335 S. Linden Rd.	E-11B	Flint	MI	48507	Genesee	Regional	1,550	9/1/2007	8/31/2017	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	N/A
468	Florida Mall II (Kiosk)	8001 S. Orange Blossom Trail	K117	Orlando	FL	32809	Orange	Regional	150	10/15/2006	10/31/2012	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
469	Coastal Grand Mall	2000 Coastal Grand Cirlce	422	Myrtle Beach	SC	29577	Horry	Regional	1,552	2/9/2007	2/28/2012	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
470	Christiana Mall	704 Christiana Mall	1196	Newark	DE	19702	New Castle	Regional	1,110	11/18/2006	12/31/2014	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
471	Westfield Sarasota Square	8201 S. Tamiami Trail	A-013	Sarasota	FL	34238	Sarasota	Regional	1,074	11/2/2006	1/31/2017	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
472	Southpark Mall	2310 SW Military Drive	210	San Antonio	TX	78224	Bexar	Regional	1,200	11/23/2008	11/30/2015	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	N/A
473	Northgate Mall	401 NE Northgate Way	517	Seattle	WA	98125	King	Regional	1,191	3/23/2007	3/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
474	Hillsdale Shopping Center	409 Hillsdale Mall	2124	San Mateo	CA	94403	San Mateo	Regional	892	6/30/2007	6/30/2017	Bohannon Development Co	Sixty 31st Avenue			San Mateo	CA	94403	Magnifique Parfumes and Cosmetics, Inc.	N/A
475	Tanger Outlet Center	2200 Tanger Boulevard	345	Washington	PA	15301	Washington	Outlet	2,029	8/29/2008	8/31/2013	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
476	The Parks at Arlington	3811 S. Cooper Street	2405	Arlington	TX	76015	Tarrant	Regional	1,689	9/14/2007	7/31/2014	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
477	Polaris Fashion Place	1500 Polaris Pkwy.	1070	Columbus	OH	43240	Delaware	Regional	1,450	12/1/2006	11/30/2011	Glimcher	c/o Glimcher Properties Limited Partnership	180 East Broad Street	21st Floor	Columbus	OH	43215	Magnifique Parfumes and Cosmetics, Inc.	N/A
479	Promenade Shops at Dos Lagos	2790 Cabot Drive	4-138	Corona	CA	92883	Riverside	Lifestyle	1,370	7/26/2007	7/31/2012	Poag & McEwen	c/o CW Capital Asset Management LLC	701 13th Street N.W.	Suite 1000	Washington	DC	20005	Magnifique Parfumes and Cosmetics, Inc.	N/A
480	Stonebriar Center	2601 Preston Road	1012	Frisco	TX	75034	Collin	Regional	1,441	8/15/2007	6/30/2017	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
481	Zion Factory Stores	250 North Red Cliffs Drive	4-B	St. George	UT	84790	Washington	Outlet	1,775	3/9/2007	3/31/2012	Daystar Development, Inc.	c/o Gilad Development Corporation	5959 Topanga Canyon Boulevard	Suite 285	Woodland Hills	CA	91367	Magnifique Parfumes and Cosmetics, Inc.	N/A
482	Hamilton Place	2100 Hamilton Place Blvd.	213	Chattanooga	TN	37421	Hamilton	Regional	1,520	1/30/2008	1/31/2013	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
483	Houston Premium Outlets	29300 Hempstead Road	843	Cypress	TX	77433	Harris	Outlet	1,205	3/27/2008	3/31/2018	Chelsea/Simon Property Group	c/o Chelsea Proerty Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
485	Asheville Mall	3 South Tunnel Road	K1	Asheville	NC	28805	Buncombe	Regional	1,204	7/21/2007	7/31/2012	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
486	Castleton Square	6020 East 82nd Street	804	Indianapolis	IN	46250	Marion	Regional	1,115	8/30/2007	8/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
487	Vista Ridge Mall	2401 South Stemmons Freeway	1046	Lewisville	TX	75067	Denton	Regional	1,276	3/20/2007	7/31/2014	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
488	Clackamas Town Center	12000 SE 82nd Avenue	E110	Portland	OR	97266	Clackamas	Regional	1,530	11/1/2007	10/31/2017	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
489	Battlefield Mall	2825 S. Glenstone Ave.	R07	Springfield	MO	65804	Green	Regional	1,796	9/14/2007	9/30/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
490	RiverTown Crossings	3700 Rivertown Parkway	1202	Grandville	MI	49418	Kent	Regional	1,397	10/1/2007	9/30/2017	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
491	Burnsville Center	1178 Burnsville Center	1070	Burnsville	MN	55308	Dakota	Regional	1,240	10/19/2007	10/31/2012	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
492	Dolphin Mall (Kiosk)	11401 NW 12th Street	K-110	Miami	FL	33172	Miami-Dade	Outlet	169	4/1/2010	4/30/2013	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
494	Mall of Louisiana	6401 Bluebonnet Blvd.	2034	Baton Rouge	LA	70836	East Baton Rouge	Regional	1,358	9/27/2007	3/31/2016	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
495	Melbourne Square	1700 West New Haven Avenue	355A	Melbourne	FL	32904	Brevard	Regional	1,052	9/26/2008	9/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
496	St. Clair Square	134 St. Clair Square	164	Fairview Heights	IL	62208	St. Clair	Regional	1,500	5/1/2007	4/30/2012	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
497	Westfield Southpark	500 Southpark Center	BL284	Strongsville	OH	44136	Cuyahoga	Regional	1,278	10/12/2007	6/30/2017	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
498	27 East Fordham Road	27 East Fordham Road	27	Bronx	NY	10468	Bronx	Street	1,500	12/6/2007	12/31/2012	1-27 East Fordham Road Realty Associates, LLC	c/o ISJ Management Corp.	110 West 34th Street	9th Floor	New York	NY	10001	Magnifique Parfumes and Cosmetics, Inc.	N/A
499	Northpark Mall	1200 E. County Line Road	1204	Ridgeland	MS	39157	Madison	Regional	1,015	2/29/2008	2/28/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
500	CherryVale Mall	7200 Harrison Street	G-70	Cherry Valley	IL	61016	Winnebago	Regional	1,982	11/10/2007	11/30/2012	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
505	Plaza Fajardo	Rt.3 Km.43.7 at Rt. 940	W-107	Fajardo	PR	00738	Fajardo	Strip Center	2,000	11/3/2007	11/30/2012	Sonkin & Koberna CO	c/o Developers Diversified Realty Corporation	3300 Enterprise Parkway		Beachwood	OH	44122	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
507	Orlando Premium Outlets - International Drive	4953 International Drive	1A.11	Orlando	FL	32819	Orange	Outlet	1,472	8/14/2008	8/31/2018	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street, 20th Floor		Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	N/A
508	Mall of New Hampshire	1500 South Willow Street	N143	Manchester	NH	03103	Hillsborough	Regional	1,251	5/23/2008	5/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
509	Wolfchase Galleria	2760 N. Germantown Parkway	2110	Memphis	TN	38133	Shelby	Regional	1,207	10/19/2007	10/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
513	Danbury Fair Mall	7 Backus Avenue	A106	Danbury	CT	06810	Fairfield	Regional	1,503	9/29/2007	9/30/2017	Macerich	c/o Macerich Management Company	401 Wilshire Boulevard	Suite 700	Santa Monica	CA	90407	Magnifique Parfumes and Cosmetics, Inc.	N/A
517	Mall at Rockingham Park	99 Rockingham Park Boulevard	E257	Salem	NH	03079	Rockingham	Regional	1,529	10/1/2007	10/31/2017	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
518	Westfield Annapolis	2002 Annapolis Mall	1205	Annapolis	MD	21401	Anne Arundel	Regional	1,400	11/1/2007	6/30/2018	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
519	Mid Rivers Mall	1600 Mid Rivers Mall	2058	St. Peters	MO	63376	St. Charles	Regional	1,136	11/1/2007	6/30/2017	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
521	Westfield South County	18 South County Centerway	315	St. Louis	MO	83129	St. Louis	Regional	1,960	12/16/2007	6/30/2017	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
523	The Boulevard Mall	3528 South Maryland Parkway	172	Las Vegas	NV	89169	Clark	Regional	1,605	11/15/2007	10/31/2017	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
525	Orange Park Mall	1910 Wells Road	E13	Orange Park	FL	32073	Clay	Regional	1,645	4/17/2008	4/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
529	Orlando Premium Outlets - International Drive	4975 International Drive	3C04	Orlando	FL	32819	Orange	Outlet	1,600	8/17/2007	8/31/2017	Prime Retail/Simon Property Group	c/o Prime Retail Property Management, LLC	217 East Redwood Street, 20th Floor		Baltimore	MD	21202	Magnifique Parfumes and Cosmetics, Inc.	N/A
530	37-50 Junction Boulevard	37-50 Junction Boulevard		Corona	NY	11364	Queens	Street	2,000	2/1/2008	1/31/2018	3712 Junction Corp.	c/o Jenel Management, Inc.	275 Madison Avenue		New York	NY	10016	Magnifique Parfumes and Cosmetics, Inc.	N/A
535	Plaza del Sol (Kiosk)	725 Avenida West Main	KK22	Bayamon	PR	00961	Bayamon	Regional	144	8/7/2008	8/31/2013	Developers Diversified Realty	c/o Developers Diversified Realty Corporation	3300 Enterprise Parkway		Beachwood	OH	44122	Perfumania Puerto Rico, Inc.	E Com Ventures, Inc.
537	Plaza del Caribe (Kiosk)	Ponce Bypass	K-12	Ponce	PR	00731	Ponce	Regional	140	7/1/2008	6/30/2011	Plaza del Caribe SE	P.O. Box 363268			San Juan	PR	00936	Perfumania Puerto Rico, Inc.	Perfumania, Inc.
540	Vicksburg Factory Outlets	4000 S. Frontage Road, #116	116	Vicksburg	MS	39180	Warren	Outlet	2,250	6/27/2008	6/30/2013	Craig Realty Group	c/o Craig Realty Group	4100 MacArthur Boulevard	Suite 200	Newport Beach	CA	92660	Magnifique Parfumes and Cosmetics, Inc.	E Com Ventures, Inc.
541	Orlando Premium Outlets - Vineland Avenue	8200 Vineland Avenue	1116	Orlando	FL	32821	Orange	Outlet	1,393	7/1/2010	1/31/2012	Chelsea/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
542	Opry Mills	101 Opry Mills Drive	101	Nashville	TN	37214	Davidson	Outlet	1,082	6/1/2007	5/31/2014	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
543	Waikele Premium Outlets	94-790 Lumiaina Street	113	Waipahu	HI	96797	O’ahu	Outlet	1,200	12/1/2008	11/30/2013	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
544	Katy Mills	5000 Katy Mills Circle	224	Katy	TX	77494	Fort Bend	Outlet	861	2/1/2007	1/31/2017	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
545	Miromar Factory Outlets	10801 Corkscrew Road	340	Estero	FL	33928	Lee	Outlet	1,258	5/1/2010	4/30/2015	Miromar Outlets West LLC.	c/o Miromar Outlets	10801 Corkscrew Road	Unit 199	Estero	FL	33928	Magnifique Parfumes and Cosmetics, Inc.	N/A
546	Arundel Mills	7600 Clark Road	463	Hanover	MD	21076	Anne Arundel	Outlet	924	12/1/2007	11/30/2012	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
547	Tippecanoe Mall	2415 Sagamore Parkway South	F02A	Lafayette	IN	47905	Tippecanoe	Regional	1,292	4/26/2008	4/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
548	Westfield Hawthorne	122 Hawthorn Center, #717A	717A	Vernon Hills	IL	60061	Lake	Regional	901	8/1/2008	1/31/2019	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
549	Piedmont Outlet Center	4000 Arrowhead Boulevard	820	Mebane	NC	27302	Alamance	Outlet	2,200	11/5/2010	11/30/2015	Tanger Companies	c/o Tanger Properties Limited Partnership	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
550	Westfield Galleria at Roseville	1151 Galleria Boulevard, #2045	2045	Roseville	CA	95678	Placer	Regional	917	11/13/2008	1/31/2019	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
551	Westfield Culver City	6000 Sepulveda Boulevard	F8	Culver City	CA	90230	Los Angeles	Regional	1,685	4/19/2008	6/30/2018	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
553	Tanger Outlets	311 Stanley K Tanger Boulevard	610	Lancaster	PA	17602	Lancaster	Outlet	2,780	4/8/2008	4/30/2013	Tanger Companies	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue		Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
554	Town Center at Boca Raton (Kiosk)	8000 Glades Road	KI-19	Boca Raton	FL	33431	Palm Beach	Regional	160	7/1/2008	6/30/2013	Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
559	Bay Park Square	303 Bay Park Square	635A	Green Bay	WI	54304	Brown	Regional	1,566	4/4/2008	4/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
560	Pier Park	15600 Starfish Street	K168	Panama City Beach	FL	32413	Bay	Lifestyle	1,499	5/1/2008	4/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
562	Westfield Great Northern	4954 Great Northern Mall	590	North Olmsted	OH	44070	Cuyahoga	Regional	2,029	4/18/2008	6/30/2018	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
563	Cumberland Mall	1421 Cumberland Mall	207	Atlanta	GA	30339	Cobb	Regional	1,570	5/1/2008	2/28/2018	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
564	Jersey Shore Premium Outlets	1 Premium Outlets Blvd. Space #269	269	Tinton Falls	NJ	07753	Monmouth	Outlet	1,431	11/13/2008	11/30/2018	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
565	Southland Mall	20505 South Dixie Highway	1727/35	Cutler Bay	FL	33189	Miami-Dade	Regional	1,431	11/19/2008	11/30/2018	Gumberg & Associates	c/o Gumberg Asset Management Corp.	3200 N. Federal Highway		Fort Lauderdale	FL	33306	Magnifique Parfumes and Cosmetics, Inc.	N/A
566	Dolphin Mall	11401 NW 12th Street	166	Miami	FL	33172	Miami-Dade	Outlet	1,869	4/1/2009	3/31/2019	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
567	Great Lakes Crossing	4768 Baldwin Road	135	Auburn Hills	MI	48326	Oakland	Outlet	1,510	5/1/2009	4/30/2019	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
568	Valley Hills Mall	1960 Highway 70	240	Hickory	NC	28602	Catawba	Regional	1,470	7/11/2008	7/31/2018	General Growth Properties	110 N. Wacker Drive			Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
569	The Oaks Mall	222 W. Hillcrest Drive	KO13	Thousand Oaks	CA	91360	Ventura	Regional	1,095	11/25/2008	1/31/2019	Macerich	c/o Macerich Management Company	401 Wilshire Boulevard	Suite 700	Santa Monica	CA	90407	Magnifique Parfumes and Cosmetics, Inc.	N/A
570	The Mall at Robinson	100 Robinson Centre Drive	1870	Pittsburgh	PA	15205	Allegheny	Regional	1,955	6/27/2008	6/30/2018	Forest City Enterprises	Terminal Tower	50 Public Square	Suite 1360	Cleveland	OH	44113	Magnifique Parfumes and Cosmetics, Inc.	N/A
571	South Shore Mall	250 Granite Street	2063	Braintree	MA	02184	Norfolk	Regional	1,277	11/24/2008	11/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
572	Ingram Park	6601 NW Loop 410	P-6	San Antonio	TX	78238	Bexar	Regional	913	5/10/2008	5/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
573	Valle Vista Mall	2020 S. Expressway 83	B-17	Harlingen	TX	78552	Cameron	Regional	1,072	5/10/2008	5/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
574	The Falls	8888 S.W. 136th Street	140	Miami	FL	33176	Miami-Dade	Regional	1,210	10/30/2008	10/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
575	Tuttle Crossing	5043 Tuttle Crossing Boulevard	207	Columbus	OH	43016	Franklin	Regional	1,398	5/31/2008	5/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
577	The Mall at Stonecrest	2929 Turner Hill Road	2285	Lithonia	GA	30038	DeKalb	Regional	1,727	7/24/2008	7/31/2018	Forest City Enterprises	Terminal Tower	50 Public Square	Suite 1360	Cleveland	OH	44113	Magnifique Parfumes and Cosmetics, Inc.	N/A
578	Paradise Valley Mall	4568 E. Cactus Road	C066	Phoenix	AZ	85032	Maricopa	Regional	1,282	11/7/2008	12/31/2018	Macerich	c/o Macerich Management Company	401 Wilshire Boulevard	Suite 700	Santa Monica	CA	90407	Magnifique Parfumes and Cosmetics, Inc.	N/A
579	Plaza del Puente	701 N. International Boulevard	110	Hidalgo	TX	78557	Hidalgo	Strip Center	2,000	12/5/2008	12/31/2014	Mimco	c/o Mimco Inc.	6500 Montana		El Paso	TX	79925	Magnifique Parfumes and Cosmetics, Inc.	N/A
581	Neshaminy Mall	707 Neshaminy Mall	221	Bensalem	PA	19020	Bucks	Regional	1,450	10/23/2008	10/31/2018	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
582	The Mall in Columbia	10300 Little Patuxent Parkway	1320	Columbia	MD	21044	Howard	Regional	940	10/1/2008	9/30/2018	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
583	Mondawmin Mall	2401 Liberty Heights Avenue	2680	Baltimore	MD	21215	Baltimore	Regional	1,145	10/2/2008	9/30/2018	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
585	Silver City Galleria	2 Galleria Mall Drive	A109	Tuanton	MA	02780	Bristol	Regional	1,498	8/30/2008	8/31/2018	General Growth Properties	c/o General Growth Properties	110 N. Wacker Drive		Chicago	IL	60606	Magnifique Parfumes and Cosmetics, Inc.	N/A
586	Camarillo Promenade	540 West Ventura Boulevard	1354	Camarillo	CA	93010	Ventura	Outlet	2,000	4/23/2009	4/30/2019	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
587	Westgate Mall	7701 Interstate 40	350	Amarillo	TX	79121	Potter	Regional	1,115	10/16/2008	10/31/2013	Jones Lang LaSalle	c/o Jones Lang LaSalle Americas, Inc.	3344 Peachtree Road	Suite 1200	Atlanta	GA	30326	Magnifique Parfumes and Cosmetics, Inc.	N/A
588	Southridge Mall	5300 S. 76 Street	1590	Greendale	WI	53129	Milwaukee	Regional	1,271	11/6/2008	11/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
589	Dadeland Mall	7335 N. Kendall Drive	3180	Miami	FL	33156	Miami-Dade	Regional	1,495	11/6/2008	11/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
590	Paddock Mall	3100 SW College Road	166	Ocala	FL	34474	Marion	Regional	1,207	8/23/2008	8/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
591	Westfield West Covina	112 Plaza Drive	244	West Covina	CA	91790	Los Angeles	Regional	1,342	11/12/2008	6/30/2018	Westfield Corporation	c/o Westfield, LLC	11601 Wilshire Boulevard	11th Floor	Los Angeles	CA	90025	Magnifique Parfumes and Cosmetics, Inc.	N/A
592	Dadeland Mall (Kiosk)	7336 N. Kendall Drive	KI-13	Miami	FL	33156	Miami-Dade	Regional	160	10/25/2008	10/31/2013	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
593	Yauco Plaza	663 Centro Comercial	23-A	Yauco	PR	00698	Yauco	Strip Center	2,700	9/26/2008	9/30/2018	B.V. Properties, Inc.	# 137 Yauco Plaza	1 Shopping Center		Yauco	PR	00698	Perfumania Puerto Rico, Inc.	N/A
595	Cincinnati Premium Outlets	834 Premium Outlets Drive	834	Monroe	OH	45050	Warren	Outlet	1,175	8/6/2009	8/31/2019	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
596	Victoria Mall	7800 North Navarro	373	Victoria	TX	77904	Victoria	Regional	1,600	10/30/2008	10/31/2013	Hull Storey Retail Group	c/o Hull Storey Retail Group, LLC	P.O. Box 204227	1190 Interstate Highway	Augusta	GA	30909	Magnifique Parfumes and Cosmetics, Inc.	N/A
597	Carousel Mall	9090 Carousel Center Drive	F208	Syracuse	NY	13290	Onondaga	Regional	1,112	11/7/2008	8/31/2018	Pyramid Company	c/o The Pyramid Management Group, Inc.	The Clinton Exchange	4 Clinton Square	Syracuse	NY	13202	Magnifique Parfumes and Cosmetics, Inc.	N/A

3 of 4

Stores

STORE #	LOCATION	ADDRESS	SPACE	CITY	STATE	ZIP	COUNTY	TYPE	SF	LEASE COMMENCEMENT	LEASE EXPIRATION	DEVELOPER	DEVELOPER ADDRESS	DEVELOPER ADDRESS 2	DEVELOPER ADDRESS 3	DEVELOPER CITY	STATE	ZIP CODE	LESSEE	GUARANTOR
600	Cross Creek Mall	419 Cross Creek Mall	B-11	Fayetteville	NC	28303	Cumberland	Regional	1,216	11/15/2008	11/30/2018	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
601	Mall of Georgia	3333 Buford Drive	2034	Buford	GA	30519	Gwinnett	Regional	1,123	11/15/2008	11/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
602	488 7th Avenue	488 7th Avenue	488	New York	NY	10018	New York	Street	910	6/4/2008	6/3/2013	488 Seventh LLC	c/o Torkian International Group	21 West 46th Street		New York	NY	10036	Magnifique Parfumes and Cosmetics, Inc.	N/A
603	Columbia Mall	1321 N. Columbia Center Boulevard	380A	Kennewick	WA	99336	Benton	Regional	902	4/22/2009	4/30/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
604	Burlington Mall	75 Middlesex Turnpike	2117	Burlington	MA	01803	Middlesex	Regional	1,112	11/20/2008	11/30/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
605	Northshore Mall	210 Andover Street	W-195	Peabody	MA	01960	Essex	Regional	1,445	12/5/2008	12/31/2018	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
607	Cape Cod Mall	769 Lyannough Road	S-127	Hyannis	MA	02601	Barnstable	Regional	1,306	3/28/2009	3/31/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
608	Anderson Mall	3101 North Main Street	M-10	Anderson	SC	29621	Anderson	Regional	816	4/23/2009	4/30/2016	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
610	Northwoods Mall	2200 West War Memorial Drive	AU09	Peoria	IL	61613	Peoria	Regional	989	3/13/2009	3/31/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
611	Anchorage 5th Avenue Mall	320 West 5th Avenue	D-52	Anchorage	AK	99501	Anchorage	Regional	944	4/8/2010	4/30/2020	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
614	Rolling Oaks Mall	6909 North Loop 1604 E.	C-1C	San Antonio	TX	78247	Bexar	Regional	1,524	4/1/2009	3/31/2019	Simon Property Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
618	Dimond Center	800 East Dimond Boulevard	126	Anchorage	AK	99515	Anchorage	Regional	1,874	10/14/2009	10/31/2019	Dimond Group	c/o M.S. Management Associates Inc.	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
619	Chapel Hill Mall	2000 Brittain Road	271	Akron	OH	44310	Summit	Regional	1,150	5/22/2009	5/31/2019	CBL & Associates	c/o CBL & Associates Management	CBL Center, Suite 500	2030 Hamilton Place Boulevard	Chattanooga	TN	37421	Magnifique Parfumes and Cosmetics, Inc.	N/A
633	The Mall at Wellington Green	10300 W. Forest Hills Boulevard	196	Wellington	FL	33414	Palm Beach	Regional	940	5/12/2010	5/31/2015	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	N/A
634	Myrtle Beach Tanger Center	4630 Factory Store Boulevard	A120	South Myrtle Beach	SC	29579	Horry	Outlet	2,049	6/26/2009	6/30/2019	Tanger Companies	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	Magnifique Parfumes and Cosmetics, Inc.	Perfumania, Inc.
637	Rio Grande Valley	5001 East Expressway 83	827	Mercedes	TX	78570	Hidalgo	Outlet	1,560	11/21/2008	11/30/2009	Chelsea/Simon Property Group	c/o Tanger Factory Outlet Centers, Inc.	3200 Northline Avenue	Suite 360	Greensboro	NC	27408	Magnifique Parfumes and Cosmetics, Inc.	N/A
640	Desert Hills Premium Outlet	48400 Seminole Drive	618	Cabazon	CA	92230	Riverside	Outlet	1,512	7/17/2009	7/31/2019	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
641	Gilroy Premium Outlets	681 Leavesley Road	C070	Gilroy	CA	95020	Santa Clara	Outlet	1,600	5/9/2009	5/31/2019	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
642	Columbia Gorge Premium Outlet	450 NW 257th Way	328	Troutdale	OR	97060	Multnomah	Outlet	2,667	9/25/2009	9/30/2019	Chelsea/Simon Property Group	c/o Chelsea Property Group	105 Eisenhower Parkway		Roseland	NJ	07068	Magnifique Parfumes and Cosmetics, Inc.	N/A
645	Sawgrass Oasis	12801 West Sunrise Blvd	1513	Sunrise	FL	33323	Broward	Outlet	1,451	3/1/2010	12/31/2010	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	Magnifique Parfumes and Cosmetics, Inc.	N/A
646	Sawgrass Depot	12801 West Sunrise Blvd	131	Sunrise	FL	33323	Broward	Outlet	2,143	3/6/2006	3/31/2016	Mills/Simon Property Group	c/o Simon Property Group	225 West Washington Street		Indianapolis	IN	46204	The Fragrance Depot, Inc.	The Fragrance Outlet, Inc.
647	Dolphin Mall	11401 NW 12th Street	133	Miami	FL	33172	Miami-Dade	Outlet	1,199	12/10/2004	1/31/2011	The Taubman Company	200 East Long Lake Road	P.O. Box 200		Bloomfield Hills	MI	48303	The Fragrance Depot, Inc.	N/A
660	Walmart Store # 1594 - Heath	911 Hebron Road		Heath	OH	43056	Licking	Walmart	462	10/30/2010	1/31/2011	Wal-Mart Stores, Inc.	Sam Walton Development Complex	Dept. 9453	2001 S.E. 10th Street	Bentonville	AR	72716	Perfumania, Inc.	N/A
661	Walmart Store # 2276 - La Porte	333 Boyd Boulevard		La Porte	IN	46350	LaPorte	Walmart	464	10/27/2010	1/31/2011	Wal-Mart Stores, Inc.	Sam Walton Development Complex	Dept. 9453	2001 S.E. 10th Street	Bentonville	AR	72716	Perfumania, Inc.	N/A
662	Walmart Store # 881 - Lexington	5556 Sunset Boulevard		Lexington	SC	29072	Lexington	Walmart	504	11/5/2010	1/31/2011	Wal-Mart Stores, Inc.	Sam Walton Development Complex	Dept. 9453	2001 S.E. 10th Street	Bentonville	AR	72716	Perfumania, Inc.	N/A
663	Walmart Store # 1198 - San Antonio	1515 N Loop 1604 E		San Antonio	TX	78232	Bexar	Walmart	426	10/24/2010	1/31/2011	Wal-Mart Stores, Inc.	Sam Walton Development Complex	Dept. 9453	2001 S.E. 10th Street	Bentonville	AR	72716	Perfumania, Inc.	N/A
664	Walmart Store # 2680 - South Bend	3701 Portage Road		South Bend	IN	46628	St. Joseph	Walmart	448	10/23/2010	1/31/2011	Wal-Mart Stores, Inc.	Sam Walton Development Complex	Dept. 9453	2001 S.E. 10th Street	Bentonville	AR	72716	Perfumania, Inc.	N/A
665	Walmart Store # 1663 - Waynesville	135 Town Center Loop		Waynesville	NC	28786	Haywood	Walmart	462	11/4/2010	1/31/2011	Wal-Mart Stores, Inc.	Sam Walton Development Complex	Dept. 9453	2001 S.E. 10th Street	Bentonville	AR	72716	Perfumania, Inc.	N/A

4 of 4

Schedule 5.09

Environmental Matters

None.

Schedule 5.13

Subsidiaries; Other Equity Investments

Part (a)

All entities are 100% owned by the entities listed:

Name	Owner	Jurisdiction of Incorporation or Formation	Outstanding Equity Interests	Authorized Equity Interests
Quality King Fragrance, Inc.	Model Reorg Acquisition, LLC	Delaware	1 Common Stock	100 Common Stock
Scents of Worth, Inc.	Model Reorg Acquisition, LLC	Florida	1 Common Stock	30,000,000 Common Stock 5,000,000 Preferred Stock
Five Star Fragrance Company, Inc.	Model Reorg Acquisition, LLC	New York	1 Common Stock	200 Common Stock
Distribution Concepts, LLC	Model Reorg Acquisition, LLC	Florida	100 Units	100 Units
Northern Group, Inc.	Model Reorg Acquisition, LLC	New York	1,288.659 Common Stock	2,000 Common Stock 2,000 Class A Common Stock
Perfumania, Inc.	Perfumania Holdings, Inc.	Florida	1,000 Common Stock	25,000,000 Common Stock 1,000,000 Preferred Stock
Magnifique Parfumes and Cosmetics, Inc.	Perfumania Holdings, Inc.	Florida	100 Common Stock	7,500 Common Stock
Ten Kesef II, Inc.	Perfumania Holdings, Inc.	Florida	100 Common Stock	1,000 Common Stock
Perfumania Puerto Rico, Inc.	Perfumania Holdings, Inc.	Puerto Rico	10,000 Common Stock	10,000 Common Stock
Flowing Velvet, Inc.	Northern Group, Inc.	New York	200 Common Stock	200 Common Stock
Aladdin Fragrances, Inc.	Northern Group, Inc.	New York	200 Common Stock	200 Common Stock
Niche Marketing Group, Inc.	Northern Group, Inc.	New York	200 Common Stock	200 Common Stock
Model Reorg Acquisition, LLC	Perfumania Holdings, Inc.	Delaware	100 Units	100 Units

Jacavi, LLC	Model Reorg Acquisition, LLC	Delaware	50 Class A Units 50 Class B Units	50 Class A Units 50 Class B Units
Northern Amenities, Ltd.	Northern Group, Inc.	New York	200 Common Stock	200 Common Stock
Perfumania International Franchising, Inc.	Perfumania Holdings, Inc.	Florida	1,000 Common Stock	1,000 Common Stock
Global Duty Free Supply, Inc.	Model Reorg Acquisition, LLC	Florida	100 Common Stock	100 Common Stock
Perfumer’s Art, Inc.	Model Reorg Acquisition, LLC	New York	200 Common Stock	200 Common Stock
Northern Brands, Inc.	Northern Group, Inc.	New York	200 Common Stock	200 Common Stock
Perfumania.com, Inc.	Perfumania Holdings, Inc.	Florida	100 Common Stock	20,000,000 Common Stock 5,000,000 Preferred Stock

Part (b)

None.

Part (c)

See outstanding Equity Interests in Part “a” above.

Schedule 5.17

Intellectual Property Matters

None.

Schedule 5.18

Collective Bargaining Agreements

1.	Agreement between QKF and Local 348-S UFCW made and entered into on August 4, 2006, as amended by that certain amendment effective August 16, 2010, which shall expire April 30, 2011.

2.	Agreement between QKF Re-Packing Division and Local 348-S UFCW (May 9, 2007 – May 8, 2011).

Schedule 5.21(b)

Credit Card Arrangements

1.	Fifth Third Credit Card Processing Agreement.

2.	Agreement for American Express Card Acceptance.

Schedule 5.24

Material Contracts

None.

Schedule 6.02

Financial and Collateral Reporting

Pursuant to the Credit Agreement dated January 7, 2011, by and among Wells Fargo Bank, National Association, as administrative and collateral agent (“Administrative Agent”), the parties thereto as lenders (“Lenders”), Perfumania Holdings, Inc., a Florida corporation (sometimes referred to herein as the “Parent” or “Lead Borrower”), Quality King Fragrance, Inc., a Delaware corporation (“QKF”), Scents of Worth, Inc., a Florida corporation (“SOW”), Five Star Fragrance Company, Inc., a New York corporation (“Five Star”), Northern Group, Inc., a New York corporation (“Northern”), Perfumania, Inc., a Florida corporation (“Perfumania”), Magnifique Parfumes and Cosmetics, Inc., a Florida corporation (“Magnifique”), Ten Kesef II, Inc., a Florida corporation (“Ten Kesef”), Perfumania Puerto Rico, Inc., a Puerto Rico corporation (“Perfumania PR”) and Perfumania.com, Inc., a Florida corporation (“Perfumania.com” and together with Parent, QKF, SOW, Five Star, Northern, Perfumania, Magnifique, Ten Kesef and Perfumania PR, each a “Borrower” and collectively, the “Borrowers”) and certain of affiliates of the Borrowers, and any amendments thereto (the “Credit Agreement”), the Loan Parties shall provide to the Administrative Agent, in addition to the other materials and information required to be provided pursuant to the terms of the Credit Agreement, on the applicable date specified below, the following documents (each in such form and detail as the Administrative Agent from time to time may specify):

1.	As soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of Parent or, in the case of any Fiscal Month end that is the end of a Fiscal Quarter, fifty (50) days after the end of such Fiscal Month, in each case for the immediately preceding Fiscal Month:

(a)	the accounts receivable aged trial balance at the immediately preceding month end for each account debtor, aged by due date, which aging reports shall indicate which Accounts are current, up to 30, 30 to 60, 60 to 90 and over 90 days past due and shall list the names and addresses of all applicable account debtors;

(b)	Statement of store activity in Administrative Agent’s format;

(c)	Inventory summary by Store location and department;

(d)	Detailed aging, by total, of the Accounts of Loan Parties;

(e)	Report of the then outstanding Advances to Suppliers; and

(f)	Such other information as the Administrative Agent may from time to time reasonably request.

2.	As soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of Parent or, in the case of any Fiscal Month end that is the end of a Fiscal Quarter, fifty (50) days after the end of such Fiscal Month, or in the case of the Fiscal Month end that is the end of the Fiscal Year, ninety (90) days after the end of such Fiscal Month, in each case for the immediately preceding Fiscal Month:

(a)	Reconciliation of Accounts, trade accounts payable, and Inventory of the Loan Parties’ general ledger accounts to their monthly financial statements and Borrowing Base Certificate including any book reserves related to each category; and

(b)	Reconciliation of the accounts receivable aged trial balance to the amounts shown in the Loan Parties’ general ledger accounts, monthly financial statements and Borrowing Base Certificate, including any related book reserves;

Capitalized terms used herein and not defined herein shall have the meanings specified in the Credit Agreement.

Schedule 7.01

Existing Liens

Name of Debtor	Name of Secured Party	Search Location	Filing Date	Filing Number	Description of Collateral

MAGNIFIQUE PARFUMES AND COSMETICS, INC.	CITICORP VENDOR FINANCE, INC.	FL Secured Transaction Registry	11/13/01 Continued 6/21/06	200190333713	Leased equipment

MAGNIFIQUE PARFUMES AND COSMETICS, INC.	Parkdale Mall, LLC/CBL & Associates Management, Inc.	FL Secured Transaction Registry	12/8/2009	200901638208	All assets which are or are to become fixtures, together with all items affixed thereto, wherever located; and all proceeds of the foregoing

PERFUMANIA HOLDINGS, INC.	IBM CREDIT LLC	FL Secured Transaction Registry	10/3/08	200809287526	Leased equipment and software

PERFUMANIA HOLDINGS, INC.	IBM CREDIT LLC	FL Secured Transaction Registry	10/7/09	200901314607	Leased equipment and software

Schedule 7.02

Existing Investments

None.

Schedule 7.03

Existing Indebtedness

None.

Schedule 7.09

Transactions with Affiliates

Background

Glenn Nussdorf, Stephen Nussdorf and Arlene Nussdorf, who are siblings, are collectively the beneficial owners of approximately 85% of Parent’s common stock (including warrants).

The Nussdorfs are the shareholders, officers and principals of Quality King Distributors, Inc. (“QKD”), a privately-held distributor of pharmaceuticals and health and beauty care products, and its subsidiaries. Parent’s President and Chief Executive Officer, Michael W. Katz, is an executive of QKD.

Glenn Nussdorf beneficially owns approximately 10.1% of the outstanding common stock of Parlux Fragrances, Inc. (“Parlux”), a publicly-traded manufacturer and distributor of prestige fragrances and beauty products. (Inclusion in this Schedule of transactions with Parlux is not an admission that Parlux is an Affiliate of Parent.)

Transactions

1.	Sublease of premises at 35 Sawgrass Drive, Bellport, New York from QKD pursuant to a sublease agreement dated as of October 1, 2007, originally entered into between QKD and Model Reorg, Inc. (“Model Reorg”), a predecessor of Model Reorg Acquisition, LLC.

2.	Services Agreement dated as of August 11, 2008 between Parent and QKD. Parent also shares with QKD the economic benefit of Parent’s bulk rate contract to ship QKD’s merchandise and related items.

3.	QKD and GSN Trucking, one of QKD’s affiliates, provide trucking services to Parent and its subsidiaries at the same rates charged to third parties.

4.	Subsidiaries of Parent purchase merchandise in the ordinary course of business from QKD and from Parlux and expect to continue to do so. Payments for purchases from related parties are generally payable in 90 days; however, due to the seasonality of all of the Parent’s subsidiaries’ businesses, these terms are generally (but need not be) extended.

5.	Nussdorf Convertible Note.

6.	QKD Note.

7.	Nussdorf Sibling Notes.

8.	Registration Rights Agreement dated August 11, 2008 by and among Parent and the former stockholders of Model Reorg, including Stephen Nussdorf, Glenn Nussdorf and Arlene Nussdorf.

9.	Stephen Nussdorf serves as the Chairman of Parent’s Board of Directors. He also serves as a consultant to Parent, for which he receives compensation as approved by the Compensation Committee of Parent’s Board of Directors from time to time (currently at the rate of $257,363 per year).

10.	Amended and Restated Agreement, effective as of August 1, 2008, by and between Model Reorg Acquisition, LLC, QKD and Michael W. Katz, together with related Promissory Note in the original principal amount of $1.9 million, and Guaranty.

Schedule 10.02

Administrative Agent’s Office; Certain Addresses for Notices

If to any Borrower or Guarantor:	Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, New York 11713
Attention: Michael W. Katz
Telecopy No.: (631) 866-4231
www.PerfumaniaHoldingsInc.com

With copies to:	Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, New York 10022
Attention: Patricia Kantor
Telecopy No.: (212) 308-4844

If to Administrative Agent:	Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: Wai Yin Cheng
Telephone No.: (617) 854-7242
Telecopy No.: (617) 523-4032